Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following financial data are derived from audited consolidated financial statements of The Newkirk Master Limited Partnership as of and for the years ended December 31, 2005, 2004, 2003 and 2002 and from the combined consolidated financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC (“Predecessor Entity”) as of and for the year ended December 31, 2001. In connection with the merger of Newkirk Realty Trust, Inc. with and into Lexington Corporate Properties Trust, effective as of December 31, 2006, The Newkirk Master Limited Partnership changed its name to The Lexington Master Limited Partnership. The financial data set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and “Item 8. The Consolidated Financial Statements” and the notes thereto appearing elsewhere in this report.

	Year Ended December 31, (in thousands, except per unit data)
	The Newkirk Master Limited Partnership				The Predecessor Entity
	2005	2004	2003	2002	2001(1)
Operating Data
Total revenues	$189,878	$192,215	$206,488	$196,094	$258,975
Income from continuing operations before minority interest	55,188	75,889	81,596	77,981	102,049
Income from continuing operations	36,462	57,477	63,367	67,364	46,387
Net income	49,295	137,808	145,164	122,862	49,611
Net income per unit (2) (3)	1.23	3.60	3.78	3.31	—
Cash distributions per unit (2) (3)	1.33	1.20	.91	5.30	—
Weighted average units outstanding (2) (3)	40,081	38,311	38,381	37,112	—
Balance Sheet Data
Real estate investments, at cost	1,457,603	1,578,182	1,655,430	1,716,568	1,390,422
Real estate investments, net of accumulated depreciation	913,518	1,032,797	1,129,237	1,203,890	1,001,321
Total assets	1,306,953	1,237,129	1,384,094	1,476,623	1,476,922
Total debt	770,786	907,339	1,104,231	1,238,494	1,024,539
Partners' equity	461,184	203,785	98,864	(6,104)	257,518
Other Data (4)
Funds from continuing operations	62,907	-	-	-	-
Adjusted funds from continuing operations	73,407	-	-	-	-
Adjusted funds from continuing operations per unit (3)	1.43	-	-	-	-

_________________

(1)

The combined consolidated balance sheet at December 31, 2001 and the combined consolidated operating results for the years ended December 31, 2001 are not comparable to the consolidated balance sheet data at December 31, 2002 and the consolidated operating data results for the year ended December 31, 2002. The Predecessor Entity amounts include assets that were not transferred to the Operating Partnership, and the Operating Partnership amounts included assets that were contributed to the Operating Partnership by partners other than the Predecessor Entity.

(2)	Adjusted to reflect the 7.5801 to 1 unit split of the outstanding units on November 7, 2005.
(3)	Adjusted to reflect the .80 to 1 unit split of outstanding units on December 31, 2006.
(4)	The following presents a reconciliation of our income from continuing operations to our adjusted funds from continuing operations for the year ended December 31, 2005 (in thousands):

Income from continuing operations	$36,462

Real estate depreciation	27,385
Real estate depreciation of unconsolidated interests	1,206
Less minority interest share of real estate depreciation	(2,146)

Funds from continuing operations	62,907

Add: Compensation expense incurred for exclusivity rights	10,500

Adjusted funds from continuing operations	$ 73,407

We compute funds from continuing operations (“FFO”) as shown in the calculation above. Funds from continuing operations is a non-GAAP financial measure which represents "funds from operations" as defined by NAREIT, excluding net income (loss) from discontinued operations. NAREIT defines funds from operations as net income, computed in accordance with generally accepted accounting principles or GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. We have also reported our adjusted FFO (“AFFO”) as adjusted for the non-cash charge incurred in connection with the issuance of shares to Winthrop Realty Trust in exchange for certain exclusivity rights with respect to net-lease business opportunities offered to or generated by senior management. We consider AFFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from continuing operations provides a more meaningful and accurate indication of our performance. AFFO can also facilitate a comparison of current operating performance among REITs. AFFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

We are a Delaware limited partnership engaged in the business of owning commercial properties, most of which are currently net-leased to investment grade corporate tenants. In addition to our ownership of real properties, we also own other real estate assets.

At December 31, 2005, our primary assets were our interests in 203 real properties. Almost all of the properties are leased to one or more tenants pursuant to net leases. We also held subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of our properties as well as other properties, limited partnership interests in various partnerships that own commercial net-leased properties, an interest in a management company that provides services to other real estate partnerships, ground leases, remainder interests or the right to acquire remainder interests in various properties and miscellaneous other assets.

Our primary long-term business objectives are to increase funds from operations, cash flow available for distribution to our unitholders and net asset value per unit. Because our existing properties currently have contractual primary term rental rates that are signifantly above market, we anticipate that in the short term, over the next four years, as the primary terms of these existing leases expire, the funds from operations and cash flow attributable to the existing properties will decline. Consequently, for the short term, we will measure our performance by our success in replacing the built-in step down in cash flow and funds from operations with new rents derived from the execution of our acquisition program and management of the existing property lease rollover.

Our strategy for our existing properties will be to manage our properties through lease renewals and extensions with existing tenants, new leases and/or, if strategically warranted, sales. Upon expiration of a property’s lease, we intend to extend the lease or promptly re-lease the property to a new tenant. If we are unable to extend a lease or re-lease the property on a net lease basis, we will either sell that property or re-lease the property on a non-net leased basis and then sell it. However, depending on existing market conditions we may elect to retain non-net leased properties so as to maximize returns.

The primary risks associated with re-tenanting properties are: (i) the period of time required to find a new tenant; (ii) whether renewal rental rates will be lower than in-place rental rates; (iii) significant leasing costs such as commissions and tenant improvement allowances; and (iv) the payment of operating costs such as real estate taxes and insurance while there is no offsetting revenue. We address these risks by contacting tenants well in advance of their lease expirations to ascertain their occupancy needs, visiting the properties to determine the physical condition of the property and meeting with local brokers to determine the depth of the rental market.

In addition to the strategy related to our existing properties, we intend to employ a portion of the proceeds from the Newkirk IPO, as discussed below, as well as proceeds from future debt or equity financing and a portion of our cash flow from operations and property sales to engage in significantly more acquisition and investment activity than we historically have conducted. We will look to:

•	acquire individual net leased properties and portfolios of net leased properties;

•	complete sale/leaseback transactions, through which we acquire properties and lease the properties back to the seller or operator under a net lease;

•	acquire controlling and non-controlling interests in private and public companies primarily engaged in the business of making net lease investments;

•	acquire equity and debt interests in entities that own, develop, manage or advise third parties with regard to net leased investments;

•

acquire senior and subordinated loans secured by mortgages on net leased properties, mezzanine loans secured by ownership interests in entities that own net leased properties as well as commercial mortgage-backed securities, B Notes and bridge loans, relating to net leased properties;

•	participate in development projects relating to net lease properties; and

•	explore investment opportunities in non-domestic markets.

Where opportunity arises, we intend to enter into strategic alliances with entities that historically have been leading sellers of net-lease assets.

We will also refinance our existing indebtedness to the extent strategically viable at lower average interest rates or on more attractive terms and increase our access to capital to finance property acquisitions and expansions.

2005 Milestones and Subsequent Events

Newkirk IPO

On November 7, 2005, Newkirk completed its initial public offering of common stock (the “Newkirk IPO”). The common stock of Newkirk is traded on the New York Stock Exchange under the symbol “NKT”. In connection with this transaction, on November 7, 2005:

•	Newkirk was appointed as our successor general partner;

•

our agreement of limited partnership was amended and restated to contain various provisions that are necessary and/or customary to provide for an umbrella real estate investment trust (UPREIT) structure, including provisions granting limited partners, other than Newkirk, the right, beginning on November 7, 2006 and subject to certain limitations, to cause us to redeem their interest at a price based on the closing price of Newkirk’s common stock on the New York Stock Exchange for the ten trading days prior to receipt of a redemption notice. Newkirk will be permitted to elect to purchase tendered partnership interests in us for the redemption price and to pay the redemption price either in cash or by the issuance of shares of Newkirk’s common stock;

•

in order to facilitate the UPREIT structure, we effected a 7.5801 to 1 unit split of the outstanding units (In addition, on December 31, 2006, the Partnership effected a .80 to 1 unit reverse split – See Note 11) thereby increasing the outstanding units to 38,000,000 (on a post split and reverse split basis);

•	we and Newkirk retained NKT Advisors LLC pursuant to an Advisory Agreement to manage our assets and our day-to-day operations, subject to the supervision of Newkirk’s Board of Directors;

•

Newkirk acquired 12,500,000 (on a post split and reverse split basis) newly-issued units from us in exchange for $235,800,000 and an additional 1,000,000 units (on a post split and reverse split basis) ($20,000,000 value) in exchange for certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael Ashner, the Chairman and Chief Executive Officer of Newkirk, that Newkirk had acquired from Winthrop Realty Trust, Inc. (formerly known as First Union Real Estate Equity and Mortgage Investments). Newkirk also purchased 2,000,000 (on a post split and reverse split basis) outstanding units from Apollo Real Estate Investment Fund III, L.P. and WEM-Brynmawr Associates LLC for $37,700,000. Following these purchases, Newkirk owns 15,500,000 (on a post split and reverse split basis) units or 30.1% of the 51,500,000 (on a post split and reverse split basis) outstanding units. The per unit price paid by Newkirk for such units (other than the 1,000,000 [on a post split and reverse split basis] units acquired in respect of exclusivity rights) was equal to the per share offering price under the Newkirk IPO, less underwriting commissions;

•

NKT Advisors was issued special voting preferred stock of Newkirk entitling it to vote on all matters for which Newkirk common stockholders are entitled to vote. The number of votes that NKT Advisors will be entitled to cast in respect of the special voting preferred stock will initially be 45,000,000 votes or approximately 69.9% of the 64,375,000 votes entitled to be cast. The 45,000,000 votes represent the total number of units outstanding immediately following consummation of the Newkirk IPO (excluding units held by Newkirk). As units are redeemed at the option of a unitholder, the number of votes attaching to NKT Advisor’s special voting preferred stock will decrease by an equivalent amount. The Advisory Agreement provides that on all matters for which NKT Advisors is entitled to cast votes in respect of its special voting preferred stock, it will cast its votes in direct proportion to the votes that are cast by limited partners, other than Newkirk, on such matters, except that NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent that the voting rights of affiliates of Vornado Realty Trust are limited under certain circumstances; and

•	We acquired all of the partnership interests in T-Two Partners.

Financings

•	On August 11, 2005, we refinanced our existing loan with KeyBank and Bank of America with a new $750,000,000 loan.

•

On February 10, 2006, we obtained a first mortgage loan from Greenwich Capital Financial Products, Inc., an unaffiliated third party, in the original principal amount of $14,800,000 secured by our property located in Bridgewater, New Jersey.  See “Property Acquisitions and Other Investments” below.  The loan bears interest at 5.732%, requires monthly payments of interest only for the first 60 months and then requires monthly payments of principal and interest of approximately $86,000 and is scheduled to mature on March 6, 2016, at which time the outstanding principal balance is expected to be approximately $13,730,000.  We also received net proceeds from this loan, after satisfying closing costs, of approximately $14,600,000.

Property Sales

•

During the year ended December 31, 2005, we sold seven properties for a combined net sales price of approximately $44,900,000. Included above, in November 2005, Hershey Foods Corporation, the tenant at our 430,000 square foot facility in New Kingston, Pennsylvania, acquired the property pursuant to its purchase option for $11,350,000. We also received $3,838,000 of accrued and deferred rent.

•

In June 2005, we entered into an agreement with Honeywell International, Inc., the tenant of four office buildings owned by us in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option (the ability to terminate its lease and make an offer to purchase the property for a fixed price) and we granted the tenant an option to purchase the properties in 2007 for $41,900,000.

Property Acquisitions and Other Investments

•

On January 18, 2006, we acquired an approximately 115,500 square foot office building in Bridgewater, New Jersey for a purchase price of $21,150,000. The property is net leased to Biovail Pharmaceuticals, Inc., a company primarily engaged in the manufacture and sale of generic pharmaceutical products. The lease agreement has a current term scheduled to expire October 31, 2014 with two, five-year renewal terms. Net adjusted rent during the current term is $1,397,000 per year through October 31, 2009 and then $1,686,000 thereafter.

•

On January 26, 2006, we acquired a 99,500 square foot 100% leased office building in Lisle, Illinois for a purchase price of $15,250,000. Adjusted net rent for the property, commencing January 1, 2007 is projected to be approximately $1,225,000 per year. The property is 86% leased to National Louis University with the balance being leased to two tenants. The National Louis University lease has a primary term expiring December 31, 2019 with annual lease rent commencing at $943,000 through December 31, 2006 (with a 50% rent concession through August 31, 2006), increasing by $43,000 on each January 1 thereafter.

•	At December 31, 2005, we owned securities in the publicly traded net lease REITs for an aggregate cost of approximately $5,030,000.

Lending Activities

•

On December 29, 2005, a joint venture in which we hold a 50% interest made a $6,500,000 first mortgage loan to the Chicago Athletic Association. The loan is secured by a property solely occupied by the Chicago Athletic Association located at 12 S. Michigan, Chicago, Illinois, bears interest at 8.5% per annum, requires monthly payments of approximately $52,000 and matures on December 15, 2010, at which time the outstanding principal balance of the loan is expected to be approximately $6,089,000.

Leasing

•	As of March 1, 2006, our properties were 96.5% leased.

•	Since November 7, 2005, six tenants representing leases at ten properties containing 1,390,674 square feet exercised their renewal option.

•

During that same period, two tenants representing leases at three properties containing 135,548 square feet notified us that they would not exercise their renewal options. We are currently marketing these properties for lease.

•	Since the Newkirk IPO, three properties containing 143,173 square feet have been fully leased, and one property has been partially leased to a 7,800 square foot tenant.

Other Matters

•	On January 15, 2006 we entered into a strategic alliance with U.S. Realty Advisors, LLC, a leading net-lease property advisor, pursuant to which we will acquire single tenant assets.

•	In January 2006, we engaged the services of two dedicated, nationally recognized acquisition professionals, K. David Beardsley and Brian Johnson.

Trends

Competition

We expect to face significant competition for our targeted investments. We intend to capitalize on the acquisition and investment opportunities that our senior management may bring to us as a result of its acquisition experience. Through its broad experience, our senior management team has established a network of contacts and relationships in the net leased property industry, including relationships with operators, financiers, commercial real estate brokers, potential tenants and other key industry participants. In addition we believes that our advisor’s significant real estate management infrastructure will provide us with the economies of scale associated with its current business operations and thus will provide us with a competitive advantage when bidding on investment opportunities.

We also compete with a large number of real estate property owners and developers for tenants.  Principal factors of competition are rent charged, attractiveness of location and property condition.  Our success will depend upon, among other factors, trends of the national and local economies, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.

Interest rate environment

The current yield curve indicates that interest rates may increase. The effect of future interest rate increases on future acquisitions is not possible to predict but with respect to the effect on our floating rate debt, we may utilize a variety of financial instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in order to limit the effects of fluctuations in interest rates on operations. Toward that end, we have entered into the following agreements in order to limit the exposure to interest rate volatility: (i) a five year interest rate swap agreement with KeyBank National Association effectively setting the LIBOR Rate at 4.642% for $250,000,000 of the loan balance; (ii) an interest rate cap agreement with Fleet Bank for $295,000,000 through November 2006 capping the LIBOR Rate at 5%; and (iii) an interest rate cap agreement with SMBC Derivative Products Limited capping the LIBOR Rate at 6% for the period from November 2006 until August 2008 for a notional Amount of $290,000,000 related to KeyBank National Association debt. We do not intend to utilize derivatives for speculative or other purposes other than interest rate risk management.

Liquidity and Capital Resources

General

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments and other general business needs. Historically, our principal sources of funds have been operating cash flows, property sales and borrowings. Operating cash flows have been, and are expected to continue to be, derived primarily from rental income received by us from our properties. Pursuant to the terms of the leases, the tenants are responsible for substantially all of the operating expenses with respect to the properties, including maintenance, capital improvements, insurance and taxes. Accordingly, we do not anticipate significant needs for cash for these costs. To the extent there is a vacancy in a property, we would be obligated for all operating expenses, including real estate taxes and insurance. As of December 31, 2005, ten properties were not subject to leases, representing approximately 3.5% of our square footage. We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with Newkirk’s requirements in both the short-term and long-term. In addition, we anticipate that cash on hand, borrowings under our credit facility and issuance of equity and debt, as well as other alternatives; will provide the necessary capital required for our investment activities.

In connection with the Newkirk IPO, we issued new units in exchange for $235,800,000, the proceeds of which were used in connection with the November 7, 2005 transaction, to repay $150,000,000 of existing debt and the balance of the proceeds from the sale of new units was added to our cash reserves to be utilized to fund future acquisitions and fund working capital requirements. In connection with Newkirk becoming our general partner, we effectively serve as the operating partnership for Newkirk in connection with its umbrella partnership real estate investment trust or "UPREIT" structure. Newkirk will conduct all of its operations through us. As a public company Newkirk has access to public and private equity and debt markets and selective secured indebtedness. We may also seek an unsecured credit facility.

Our UPREIT structure will enable us to acquire properties for cash and/or by issuing to sellers, as a form of consideration, our limited partnership interests. We intend to utilize this structure to facilitate our ability to acquire individual properties and portfolios of properties by structuring transactions which will defer tax payable by a seller while preserving our available cash for other purposes, including the payment of dividends and distributions.

Future Cash Requirements:

The following table sets forth the timing of our payment obligations related to our off-balance sheet and contractual obligations from continuing operations, including all fixed and variable rate debt obligations, as of December 31, 2005, (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years

Mortgage Loan Payable	$ 166,195	$ 36,700	$80,469	$ 16,625	$ 32,401
Note Payable	593,463	7,500	585,963	-	-
Contract Right Mortgage Loan (4)	11,128	-	-	720	10,408
Ground Lease Obligations (1)	1,291	269	522	497	3
Advisors’ Fee (2)	14,400(3)	4,800	9,600	-	- (3)
	$ 786,477	$ 49,269	$676,554	$ 17,842	$ 42,812
Commitments (5)	-	-	-	-	-

(1)	Does not include ground lease obligations where the lease agreements require the tenant to pay the ground rent expense.
(2)	Based upon equity in place at December 31, 2005. No effect given to the incentive fee as it is a product of future performance.
(3)	No amounts have been included due to the automatic annual renewal provisions of the Advisory Agreement.
(4)	No payments until 2009.
(5)	Excludes pending acquisitions from January 1, 2006 to January 26, 2006 of $36,400,000 that were subject to due diligence at December 31, 2005.

We carry comprehensive liability and all risk property insurance: (i) fire; (ii) flood; (iii) extended coverage; (iv) “acts of terrorism,” as defined in the Terrorism Risk Insurance Act of 2002, and (v) rental loss insurance with respect to our assets. In addition, under the terms of the triple-net tenant leases, the tenant is obligated to maintain adequate insurance coverage.

Our debt instruments, consisting of mortgage loans secured by our properties (which are generally non-recourse to us) and our secured debt facility contain customary covenants requiring us to maintain insurance. Although we believe that we have adequate insurance coverage under these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than we are able to obtain, it could adversely affect our ability to finance and/or refinance our properties and expand our portfolio.

Cash Flows

We had cash and cash equivalents of $174,816,000 at December 31, 2005, which consisted of $94,816,000 in cash and $80,000,000 in US Treasury Bill cash equivalents with maturities of less than 90 days. U.S. Treasury Bills are classified as cash equivalents. The average annual yields on the U.S. Treasury Bills were 3.0% for the years ended December 31, 2005.

Our level of liquidity based upon cash and cash equivalents increased by approximately $153,499,000 during the year ended December 31, 2005. The increase resulted from $142,463,000 of cash provided by our operating activities, $58,454,000 of cash provided by our investing activities and $47,418,000 of cash used by our financing activities.

Cash provided by operating activities of $142,463,000 was comprised of: (i) net income of $49,295,000; (ii) adjustments for non-cash items of $128,003,000, and (iii) a net negative change in operating assets and liabilities of $34,835,000.  The adjustments for non-cash items were primarily comprised of (i) depreciation and amortization of $53,478,000; (ii) impairment loss of $29,715,000; (iii) loss on early extinguishment of debt of $30,460,000; (iv) minority interest of $18,786,000; (v) compensation expense related to the exclusivity rights of $10,500,000, (vi) the effect of straight-lining of rental income of $5,741,000, partially offset by (i) net gains on disposal of real estate of $17,707,000, (ii) equity in net income of partially-owned entities of $2,729,000, and (iii) interest earned on restricted cash of $239,000. See Results of Operations below for additional details on our operations.

Cash provided by our investing activities consisted of $44,911,000 in proceeds from the sale of real estate, $44,405,000 from the acquisition of all the partnership interests in T-Two Partners and $143,000 in proceeds from the sale of real estate securities, partially offset by (i) purchases of various real estate securities for $5,171,000, (ii) deposits on future real estate acquisitions of $2,126,000, (iii) the issuance of loans receivable of $6,500,000, (iv) increases in our restricted cash of $16,777,000, (v) investments in limited partnership interests of $80,000, (vi) costs to obtain new leases of $65,000, and (vii) $286,000 of building acquisitions and capital improvements to our existing properties.

During 2005 our financing activities used cash primarily for (i) principal payment on mortgage notes of $277,685,000, (ii) principal payments on notes payable of $319,035,000, (iii) principal payments on contract right mortgage notes of $85,481,000, (iv) $37,692,000 of distributions made to our unitholders, and financing costs of $6,997,000. Cash provided by financing activities consisted primarily of (i) $231,139,000 of net proceeds from the issuance new units by us in connection with the Newkirk IPO, (ii) $477,759,000 of net proceeds from the refinancing of our secured debt facility, and (iii) $1,666,000 received in contributions form minority partners.

Distributions

During 2005, we paid distributions of $12,313,000 ($0.33 per unit on a post split and reverse split basis), $12,533,000 ($0.33 per unit on a post split and reverse split basis) and $12,846,000 ($0.34 per unit on a post split and reverse split basis) in February, May and August 2005, respectively.

In December 2005, we declared a distribution of $17,381,000 ($0.34 per unit on a post split and reverse split basis) which was paid on January 17, 2006 to the holders of record as of December 31, 2005.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangementas as of December 31, 2005.

Capital Expenditures

Due to the net lease nature of our leases, we do not incur significant expenditures in the ordinary course of business to maintain its properties. However, as leases expire, we expect to incur costs in extending the existing tenant lease or re-tenanting the properties. The amounts of these expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates. These expenditures are expected to be funded from operating cash flows or borrowings.

Results of Operations

Comparison of the year ended December 31, 2005 to the year ended December 31, 2004

Income from Continuing Operations

Income from continuing operations decreased by $21,015,000 to $36,462,000 for the year ended December 31, 2005 from $57,477,000 for the year ended December 31, 2004. As more fully described below, this decrease is primarily attributable to loss on early extinguishment of debt and impairment charges incurred during 2005 and a 1.6% decline in rental revenues.

Rental Income

Rental income decreased by $3,041,000 or 1.6% to $185,439,000 for the year ended December 31, 2005 from $188,480,000 for the year ended December 31, 2004. Approximately $2,437,000 of the decrease was due to the vacancy of a property located in Bedford, Texas. The decrease was also due to lower rental income resulting from lease renewals at rates that are lower than the primary term rates which in a number of instances are above market rate. Leased square footage declined from approximately 99% at December 31, 2004 to approximately 96.5% at December 31, 2005.

Interest Income

Interest income increased by $747,000 or approximately 22.0% to $4,150,000 for the year ended December 31, 2005 from $3,403,000 for the year ended December 31, 2004. The increase was due to higher invested cash balances and an increase in yields earned our cash balances.

Management Fee Income

Management fee income decreased by $45,000 or approximately 13.5% to $287,000 for the year ended December 31, 2005 from $332,000 for the year ended December 31, 2004. The decrease is attributable to fewer properties under management resulting from the sale of four properties owned by unconsolidated partnerships.

Interest Expense

Interest expense decreased by $12,015,000 or approximately 16.8% to $59,509,000 for the year ended December 31, 2005 compared to $71,524,000 for the year ended December 31, 2004. The decrease was primarily due to loan prepayments during the period and scheduled principal payments along with a reduced interest rate incurred in connection with our August 11, 2005 refinancing.

Loss from Early Extinguishment of Debt

The loss from early extinguishment of debt increased by $25,266,000 to $25,306,000 for the year ended December 31, 2005 from $40,000 for the year ended December 31, 2004. The increase was primarily due to the refinancing of partnership debt which occurred on August 11, 2005. We incurred approximately $21,428,000 of prepayment penalties and approximately $6,005,000 of deferred mortgage costs were written off as a result of the refinancing. Your partnership also recorded a net gain from the early extinguishment of the debt refinanced of approximately $1,748,000 as the carrying value for financial reporting purposes was higher than the amount paid off.

Depreciation

Depreciation expense decreased by $260,000 or less than 1.0% to $27,385,000 for the year ended December 31, 2005 compared to $27,645,000 for the year ended December 31, 2004.

Impairment Loss

We recorded in our continuing operations a $2,750,000 impairment loss for the year ended December 31, 2005, $2,200,000 of which related to a property located in Evanston, Wyoming and $550,000 of which related to a property located in Rock Falls, Illinois. In 2004, we recorded an impairment charge of $9,600,000 on a property located in Bedford, Texas.

Amortization Expense

Amortization expense increased by $21,000 or less than 1% to $2,715,000 for the year ended December 31, 2005 compared to $2,694,000 for the year ended December 31, 2004.

Ground Rent

Ground rent expense increased by $174,000 or approximately 8.5% to $2,231,000 for the year ended December 31, 2005 compared to $2,057,000 for the year ended December 31, 2004. The increase in ground rent expense is primarily the result of an increase in the ground rental rate for a property located in Orlando, Florida.

State and Local Taxes

State and local tax expense increased by $239,000 or approximately 17.6% to $1,597,000 for the year ended December 31, 2005 compared to $1,358,000 for the year ended December 31, 2004. The increase is primarily the result of an audit by the State of Tennessee.

Equity in Income from Investments in Limited Partnerships

Equity in income from investments in limited partnerships increased by $466,000 or approximately 17.5% to $3,128,000 for the year ended December 31, 2005 compared to $2,662,000 for the year ended December 31, 2004. The increase is primarily the result of lower interest expense at the limited partnerships due to scheduled debt amortization and additional purchases of equity positions in limited partnerships.

Minority Interest Expense

Minority interest expense increased by $314,000 or approximately 1.7% to $18,726,000 for the year ended December 31, 2005 compared to $18,412,000 for the year ended December 31, 2004. The increase was the result of higher earnings at the non-wholly owned consolidated properties.

Discontinued Operations

During the year ended December 31, 2005, we sold seven properties for a combined net sales price of approximately $44,900,000. We recognized a net gain on disposal of these properties of $17,707,000. The sale and operations of these properties for all periods presented has been recorded as discontinued operations in compliance with the provisions of SFAS No. 144. Also included in discontinued operations are the operations attributed to the office property located in Toledo, Ohio and 50 retail properties leased to Albertson’s, all of which were sold in 2006. Discontinued operations also includes four office properties leased to Honeywell International, Inc. and three retail properties leased to The Kroger Company which are expected to be sold in 2007.

During the year ended December 31, 2004, we sold 58 properties for a combined net sales price of $127,231,000. We recognized a net gain on disposal of these properties of $49,808,000.

Comparison of the year ended December 31, 2004 to the year ended December 31, 2003

Income from Continuing Operations

Income from continuing operations decreased by $5,890,000 to $57,477,000 for the year ended December 31, 2004 from $63,367,000 for the year ended December 31, 2003. As more fully described below, this decrease is attributable to a decrease in total revenue of $14,273,000 and an increase in minority interest expense of $183,000 which was partially offset by a decrease in total expenses of $7,958,000 and an increase in equity in income from investments in limited partnerships of $608,000.

Rental Income

Rental income decreased by $14,630,000 or approximately 7.2% to $188,480,000 for the year ended December 31, 2004 from $203,110,000 for the year ended December 31, 2003. The decrease was primarily due to lower rental income resulting in lease renewals at rates that are lower than the primary term rates. Leased square footage at December 31, 2004 and 2003 was approximately 99%.

Interest Income

Interest income increased by $443,000 or approximately 15.0% to $3,403,000 for the year ended December 31, 2004 from $2,960,000 for the year ended December 31, 2003. The increase was primarily due to interest income of $456,000 on a loan to T-Two Partners.

Management Fee Income

Management fee income decreased by $86,000 or approximately 21% to $332,000 for the year ended December 31, 2004 from $418,000 for the year ended December 31, 2003. The decrease is attributable to fewer properties under management.

Interest Expense and Loss from Early Extinguishment of Debt

Interest expense and loss from early extinguishment of debt decreased by $11,720,000 or approximately 14.1% to $71,564,000 for the year ended December 31, 2004 compared to $83,284,000 for the year ended December 31, 2003. The decrease was primarily due to loan payoffs, scheduled principal payments and payments on the note payable to Bank of America.

Depreciation

Depreciation expense remained relatively consistent at $27,645,000 increasing by less than 1% for the year ended December 31, 2004 compared to $27,601,000 for the year ended December 31, 2003.

General and Administrative

General and administrative expenses decreased by $4,690,000 or approximately 56.2% to $3,648,000 for the year ended December 31, 2004 compared to $8,338,000 for the year ended December 31, 2003. The decrease is primarily the result of a $4,437,000 decrease in legal costs due to a $3,600,000 legal settlement in 2003.

Amortization Expense

Amortization expense decreased by $1,888,000 or approximately 41.2% to $2,694,000 for the year ended December 31, 2004 as compared to $4,582,000 for the year ended December 31, 2003. The decrease in amortization expense is primarily the result of the refinancing of debt in 2003.

Ground Rent

Ground rent expense increased by $16,000 to $2,057,000 for the year ended December 31, 2004 as compared to $2,041,000 for the year ended December 31, 2003. The increase in ground rent expense is primarily the result of increases in ground rent rates for two partnerships.

State and Local Taxes

State and local tax expense increased by $626,000 or approximately 85.5% to $1,358,000 for the year ended December 31, 2004 compared to $732,000 for the year ended December 31, 2003. The increase is the result of higher taxable income in several states with partnership income tax requirements.

Equity in Income from Investments in Limited Partnerships

Equity in income from investments in limited partnerships increased by $608,000 or approximately 30% to $2,662,000 for the year ended December 31, 2004 compared to $2,054,000 for the year ended December 31, 2003. This increase was due to additional purchases of equity positions in limited partnerships.

Minority Interest Expense

Minority interest expense increased by $183,000 or approximately 1.0% to $18,412,000 for the year ended December 31, 2004 compared to $18,229,000 for the year ended December 31, 2003. The increase was the result of increased profitability at the non-wholly owned partnerships.

Discontinued Operations

During the year ended December 31, 2004, we sold 58 properties for a combined net sales price of $127,231,000. We recognized a net gain on disposal of these properties of $49,808,000. During the year ended December 31, 2003, we sold 14 properties for a combined net sales price of $156,409,000. We recognized a net gain on disposal of these properties of $33,844,000. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in compliance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets." Also included in discontinued operations are operations of seven properties sold during 2005 and the operations of 58 properties that have been or are scheduled to be sold in 2006 or 2007.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these consolidated financial statements, management has made its best estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. We does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

Impairment of long-lived assets. At December 31, 2005, we had $913,518,000 of real estate (net) and $41,685,000 of real estate held for sale (net), which combined, account for approximately 73% of our total assets. Buildings and improvements are carried at cost net of adjustments for depreciation and amortization. The fair values of our buildings and improvements are dependent on the performance of the properties.

We evaluate recoverability of the net carrying value of our real estate and related assets at least annually, and more often if circumstances dictate. If there is an indication that the carrying value of a property might not be recoverable, we prepare an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, we take into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.

If the sum of the expected future undiscounted cash flows is less than the carrying amount of the property, we recognize an impairment loss and reduce the carrying amount of the asset to its estimated fair value. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. We estimate fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management when warranted. During the years ended December 31, 2005 and December 31, 2004, we recorded $29,715,000 and $13,065,000, respectively, in impairment losses.

Because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management.

Unanticipated events and circumstances may occur, and some assumptions may not materialize; therefore, actual results may vary from the estimates, and variances may be material. We may provide additional write-downs, which could be material in subsequent years if real estate markets or local economic conditions change.

As discussed above, we own a 707,482 square foot office building in Toledo, Ohio that is leased to Owens-Illinois Inc. for an initial term that expires on September 30, 2006. The property is encumbered by a non-recourse mortgage which matures in October 2006 at which time a $32,000,000 balloon payment will be due. The tenant has six five-year renewal options. This tenant is presently not using a substantial portion of the building and elected not to renew its lease. We recognized an $11,328,000 impairment loss during the second quarter of 2005.

In the second quarter of 2005, we entered into an agreement with Honeywell International, Inc., the tenant of four office buildings we own in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option and we granted the tenant an option to purchase the properties in 2007 for $41,900,000. As a result of this restructuring, we recognized a $14,754,000 impairment loss in the second quarter of 2005.

Useful lives of long-lived assets. Building and improvements and certain other long-lived assets are depreciated or amortized over their useful lives. Depreciation and amortization are computed using the straight-line method over the useful life of the building and improvements. The cost of properties represents the initial cost of the properties plus acquisition and closing costs less impairment adjustments.

Recently Issued Accounting Standards. In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143,” which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. We adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the planned sale of any properties.

In May 2005, the FASB issued SFAS No. 154, “Accounting changes and Error corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior period financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation and amortization for long-lived, non financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We do not believe that the adoption of SFAS No. 154 will have a material effect on our consolidated financial statements.

In June 2005, the FASB ratified the EITF’s consensus on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Issue 04-5 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005, for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships will apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. We have not completed the process of evaluating the impact that will result from the adoption of the consensus in EITF 04-5 on our consolidated financial statements.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

(a) Financial Statements and Financial Statement Schedules.

(1) Financial Statements:

Reports of Independent Registered Public Accounting Firms

Consolidated Balance Sheets - December 31, 2005 and 2004

Consolidated Statements of Operations and Comprehensive Income - For the Years Ended December 31, 2005, 2004 and 2003

Consolidated Statements of Partners’ Equity - For the Years Ended December 31, 2005, 2004 and 2003

Consolidated Statements of Cash Flows - For the Years Ended December 31, 2005, 2004 and 2003

Notes to Consolidated Financial Statements

(2) Financial Statement Schedules:

Schedule III - Real Estate and Accumulated Depreciation.

All Schedules, other than III, are omitted, as the information is not required or is otherwise furnished.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of The Newkirk Master Limited Partnership

We have audited the accompanying consolidated balance sheets of The Newkirk Master Limited Partnership (the “Partnership”) as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, partners’ equity and cash flows for the years then ended. Our audit also included the financial statement schedules for the year ended December 31, 2005 and 2004 listed in the Index at Item 8. These financial statements and financial statement schedules are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2005 and 2004, the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedules for the year ended December 31, 2005 and 2004, when considered in relation to the consolidated financial statements taken as a whole present fairly, in all material aspects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 10, 2006 (January 11, 2007, as to the effect

of the discontinued operations described in Note 9

and the subsequent events described in Note 11).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

The Newkirk Master Limited Partnership

We have audited the accompanying consolidated statements of operations, partners’ equity and cash flows of The Newkirk Master Limited Partnership (a Delaware limited partnership) (the “Partnership”) for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Partnership for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

In connection with our audit of the consolidated financial statements referred to above, we audited the financial statement Schedule III for the year ended December 31, 2003. In our opinion, this financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

/s/ IMOWITZ KOENIG & CO., LLP

New York, New York

March 10, 2006 (January 11, 2007 as to the effect

of the discontinued operations described in Note 9).

THE NEWKIRK MASTER LIMITED PARTNERSHIP
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 AND 2004
(In thousands, except unit data)

	December 31,
	2005	2004

ASSETS

Real estate investments:
Land	$32,717	$32,172
Land estates	43,997	43,997
Buildings and improvements	1,380,889	1,502,013

Total real estate investments	1,457,603	1,578,182

Less accumulated depreciation and amortization	(544,085)	(545,385)

Real estate investments, net	913,518	1,032,797

Real estate held for sale, net of accumulated depreciation of
$44,522 and $9,713	41,685	27,536

Cash and cash equivalents	174,816	21,317
Restricted cash	25,233	8,216
Real estate securities held for sale	5,194	-
Receivables (including $6,078 and $10,119 from related parties)	58,727	68,661
Deferred rental income receivable	21,246	27,052
Loans receivable	16,058	11,440
Equity investments in limited partnerships	13,846	11,107
Deferred costs, net of accumulated amortization of
$17,677 and $34,991	8,771	15,072
Other assets (including $1,304 and $10,111 from related parties)	27,314	13,687
Other assets of discontinued operations	545	244

Total Assets	$1,306,953	$1,237,129

LIABILITIES, MINORITY INTERESTS AND EQUITY

Liabilities:

Mortgage notes payable (including $15,536 and	$166,195	$478,939
$14,871 to a related party)
Note payable	593,463	165,328
Contract right mortgage notes payable (including $0
and $178,529 to related parties)	11,128	263,072
Accrued interest payable (including $378 and $71,279
to related parties)	7,514	102,141
Accounts payable and accrued expenses	4,763	3,758
Distribution payable	17,381	-
Liabilities of discontinued operations	40,491	17,497

Total Liabilities	840,935	1,030,735

Contingencies

Minority interests	4,834	2,609
Partners' equity (51,500,000 and 38,291,354 limited partnership units
outstanding at December 31, 2005 and 2004, respectively)	461,184	203,785

Total Liabilities, Minority Interests and Equity	$1,306,953	$1,237,129

See Notes to Consolidated Financial Statements.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands, except unit and per unit data)

	Years Ended
	2005	2004	2003
Revenue:
Rental income	$185,439	$188,480	$203,110
Interest income	4,150	3,403	2,960
Management fees	287	332	418
Gain from disposal of real estate securities held for sale	2	-	-

Total revenue	189,878	192,215	206,488

Expenses:
Interest (including $12,855, $16,778 and $4,818 to
related parties, respectively)	59,509	71,524	80,016
Loss from early extinguishment of debt	25,306	40	3,268
Depreciation	27,385	27,645	27,601
Compensation expense for exclusivity rights	10,500	-	-
General and administrative (including $2,366, $1,882 and
$1,843 to a related party, respectively)	5,056	3,648	8,338
Operating	769	422	368
Impairment loss	2,750	9,600	-
Amortization	2,715	2,694	4,582
Ground rent	2,231	2,057	2,041
State and local taxes	1,597	1,358	732

Total expenses	137,818	118,988	126,946

Income from continuing operations before equity in income
from investments in limited partnerships and minority interest	52,060	73,227	79,542

Equity in income from investments in limited partnerships	3,128	2,662	2,054
Minority interest	(18,726)	(18,412)	(18,229)

Income from continuing operations	36,462	57,477	63,367

Discontinued operations:
Income before minority interest	22,151	34,496	54,472
Impairment loss	(26,965)	(3,465)	(1,560)
Gain from disposal of real estate	17,707	49,808	33,844
Minority interest	(60)	(508)	(4,959)

Income from discontinued operations	12,833	80,331	81,797

Net income	$49,295	$137,808	$145,164

Comprehensive income
Net income	$49,295	$137,808	$145,164
Unrealized gain on real estate securities available for sale	164	-	-
Unrealized gain on interest rate derivative	1,000	-	-
Comprehensive income	$50,459	$137,808	$145,164

Income from continuing operations per limited partnership unit	$0.91	$1.50	$1.65
Income from discontinued operations per limited partnership unit	0.32	2.10	2.13

Net income per limited partnership unit	$1.23	$3.60	$3.78

Distributions per limited partnership unit	$1.33	$1.20	$0.91

Weighted average limited partnership units	40,081,386	38,311,335	38,380,775

See Notes to Consolidated Financial Statements.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands, except unit data)

			Accumulated
	Limited		Other	Total
	Partnership	Partners'	Comprehensive	Partners
	Units	Captial	Income	Equity

Balance at December 31, 2002	37,091,395	$(6,104)	$-	$(6,104)

Acquisition of entities under
common control	1,927,242	(13,637)	-	(13,637)

Minority interest charge	-	12,109	-	12,109

Distributions	-	(34,731)	-	(34,731)

Limited partner buyouts	(697,368)	(3,937)	-	(3,937)

Net income	-	145,164	-	145,164

Balance at December 31, 2003	38,321,269	98,864	-	98,864

Equity contributions	94,230	836	-	836

Minority interest charge	-	13,101	-	13,101

Distributions	-	(46,106)	-	(46,106)

Limited partner buyouts	(124,145)	(718)	-	(718)

Net income	-	137,808	-	137,808

Balance at December 31, 2004	38,291,354	203,785	-	203,785

Issuance of units	12,500,000	231,138	-	231,138

Issuance of units - exclusivity rights	1,000,000	20,000	-	20,000

Minority interest charge	-	12,917	-	12,917

Distributions	-	(55,073)	-	(55,073)

Limited partner buyouts	(291,354)	(2,042)	-	(2,042)

Net income	-	49,295	-	49,295

Other comprehensive income	-	-	1,164	1,164

Balance at December 31, 2005	51,500,000	$460,020	$1,164	$461,184

See Notes to Consolidated Financial Statements.

THE NEWKIRK MASTER LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	For the Years Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income
Adjustments to reconcile net income to net cash	$49,295	$137,808	$145,164
provided by operating activities:
Amortization of deferred costs and land estates	6,633	9,914	9,892
Depreciation expense	46,845	36,823	40,339
Gain from disposal of real estate securities held for sale	(2)	-	-
Gain from disposal of real estate	(17,707)	(49,808)	(33,844)
Net loss (gain) from early extinguishment of debt	30,460	6,575	(4,708)
Compensation expense for exclusivity rights	10,500	-	-
Impairment loss	29,715	13,065	1,560
Minority interest expense	18,786	18,920	23,188
Straight-lining of rental income	5,741	5,139	(3,248)
Interest earned on restricted cash	(239)	(68)	(115)
Equity in undistributed earnings of limited partnerships	(2,729)	(2,273)	(1,562)

Changes in operating assets and liabilities:
Receivables	(2,891)	(7,126)	(7,466)
Loans receivable	1,881	1,768	1,851
Accounts payable and accrued expenses	1,607	(5,238)	3,344
Accrued interest-mortgages and contract rights	(34,158)	(10,819)	(13,613)
Other assets	(1,274)	(308)	20

Net cash provided by operating activities	142,463	154,372	160,802

CASH FLOWS FROM INVESTING ACTIVITIES:

Building improvements and land additions	(286)	(2,557)	(2,518)
Change in restricted cash	(16,777)	(3,000)	3,076
Deposits for future real estate acquisitions	(2,126)	-	-
Proceeds from disposal of real estate securities held for sale	143	-	-
Purchase of real estate securities held for sale	(5,171)	-	-
Issuance of loan receivable	(6,500)	-	-
Net proceeds from disposal of real estate	44,911	98,771	61,491
Leasing costs incurred	(65)	-	-
Cash related to previously unconsolidated limited partnerships	44,405	-	650
Investments in limited partnership interests	(80)	(1,111)	(1,307)

Net cash provided by investing activities	58,454	92,103	61,392

CASH FLOWS FROM FINANCING ACTIVITIES:

Principal payments of mortgage notes	(277,685)	(121,956)	(126,806)
Principal payments of notes payable	(319,035)	(43,028)	(287,391)
Principal payments of contract right mortgage notes	(85,481)	(36,179)	(6,623)
Proceeds from note payable	477,759	-	262,338
Proceeds from termination of rate cap	120	-	-
Mortgage prepayment penalties	(23,548)	(326)	(400)
Proceeds from issuance of LP units	231,139	-	-
Distributions to partners	(37,692)	(46,106)	(34,731)
Limited partner buyouts	(2,042)	(718)	(3,937)
Distributions to minority interests	(5,622)	(9,715)	(8,734)
Contributions from minority interests	1,666	-	-
Deferred financing costs	(6,997)	167	(8,550)

Net cash used in financing activities	(47,418)	(257,861)	(214,834)

Net increase (decrease) in cash and cash equivalents	153,499	(11,386)	7,360

Cash and Cash Equivalents at Beginning of Year	21,317	32,703	25,343

Cash and Cash Equivalents at End of Year	$174,816	$21,317	$32,703

Supplemental Disclosure of Cash Flow Information:
Cash paid for state and local taxes	$1,562	$1,353	$1,072
Cash paid for interest	$125,896	$104,021	$24,342
Accrued distributions	$17,381	-	-

See Notes to Consolidated Financial Statements.

The Newkirk Master Limited Partnership

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005, 2004 and 2003

Supplemental Information

In March 2003, in connection with the disposal of real estate, the purchaser of a property assumed $94,918,000 of the Partnership’s debt.

In January 2004, in connection with the sale of a property, the purchaser of the property assumed $28,460,000 of associated Partnership debt.

In April 2004, the Partnership issued 12,431 units in the Partnership to holders of minority interests in two partially owned consolidated partnerships.

On November 7, 2005, in connection with the Partnership’s purchase of all the interests in T-Two Partners, LP (“T-Two Partners”), the Partnership assumed $269,400,000 of T-Two Partners’ debt as well as accounts payable of $12,800,000 and accrued interest payable of $300,000. Additionally, the Partnership received contract right mortgage receivables of $239,700,000.

Also on November 7, 2005, the Partnership issued $20,000,000 or 1,000,000 units in the Partnership to Newkirk Realty Trust, Inc. in exchange for certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael Ashner, the Chairman and Chief Executive Officer of Newkirk Realty Trust, Inc.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1	–	ORGANIZATION AND BUSINESS

The Newkirk Master Limited Partnership (the “Partnership”) was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Partnership’s term is perpetual unless it is otherwise dissolved in accordance with the terms of the Partnership’s partnership agreement. The Partnership commenced operations on January 1, 2002 following the completion of a transaction (the “Exchange”) involving the merger into wholly-owned subsidiaries of the Partnership of 90 limited partnerships, each of which owned commercial properties (the “Newkirk Partnerships”), and the acquisition by the Partnership of various assets, including those related to the management or capital structure of the Newkirk Partnerships. In connection with the Exchange, limited partners of the merged partnerships and equity owners of the entities that contributed other assets in exchange received units in consideration of the merger and contributions. From January 1, 2002 to November 6, 2005, the Partnership’s general partner was MLP GP LLC, an entity effectively controlled by affiliates of Apollo Real Estate Fund III, LP (“Apollo”), executive officers of Winthrop Realty Partners L.P. formerly known as Winthrop Financial Associates (“WEM”), and affiliates of Vornado Realty Trust (“Vornado”).

On November 7, 2005, Newkirk Realty Trust, Inc. (“Newkirk”) completed an initial public offering of its common stock (the “Newkirk IPO”) for the purpose of purchasing a controlling interest in the Partnership. The common stock of Newkirk is traded on the New York Stock Exchange under the symbol “NKT”. In connection with this transaction, on November 7, 2005:

•	Newkirk was appointed as the successor general partner of the Partnership in place of MLP GP LLC;

•

the Partnership’s agreement of limited partnership was amended and restated to contain various provisions that are necessary and/or customary to provide for an umbrella real estate investment trust (UPREIT) structure, including provisions granting limited partners the right, beginning on November 7, 2006 and subject to certain limitations, to cause the Partnership to redeem their interest in the Partnership at a price based on the closing price of Newkirk’s common stock on the New York Stock Exchange for the ten trading days prior to receipt of a redemption notice. Newkirk will be permitted to redeem partnership interests of the Partnership for the redemption price and to pay the redemption price either in cash or by the issuance of shares of Newkirk’s common stock;

•

in order to facilitate the UPREIT structure, the Partnership effected a 7.5801 to 1 unit split of the outstanding units. (In addition on December 31, 2006, the Partnership effected a .80 to 1 unit reverse split – See Note 11) thereby increasing the outstanding units to 38,000,000 (on a post split and reverse split basis);

•

Newkirk and the Partnership retained NKT Advisors LLC (the “NKT Advisors”) pursuant to an Advisory Agreement to manage the Partnership’s assets and the day-to-day operations of the Partnership and Newkirk, subject to the supervision of Newkirk’s Board of Directors;

•

Newkirk acquired 12,500,000 (on a post split and reverse split basis) newly-issued units from the Partnership in exchange for $235,800,000 and an additional 1,000,000 units (on a post split and reverse split basis) ($20,000,000 value) in exchange for certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael Ashner, the Chairman and Chief Executive Officer of Newkirk, that Newkirk had acquired from Winthrop Realty Trust, Inc. (formerly known as First Union Real Estate Equity and Mortgage Investments). Of the units issued for the exclusivity rights, 500,000 units or $10,000,000 are subject to forfeiture restrictions and will vest over 36 equal monthly installments of 13,889 (on a post split and reverse split basis) units per month. Newkirk also purchased 2,000,000 (on a post split and reverse split basis) outstanding units from Apollo Real Estate Investment Fund III, L.P. and WEM-Brynmawr Associates LLC for $37,700,000.

Following these purchases, Newkirk owns 15,500,000 (on a post split and reverse split basis) units or 30.1% of the 51,500,000 (on a post split and reverse split basis) outstanding units. The per unit price paid by Newkirk for such units (other than the 1,000,000 [on a post split and reverse split basis] units acquired in respect of exclusivity rights) was equal to the per share offering price under the Newkirk IPO, less underwriting commissions; and

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1	–	ORGANIZATION AND BUSINESS (Continued)

NKT Advisors was issued special voting preferred stock of Newkirk entitling it to vote on all matters for which Newkirk common stockholders are entitled to vote. The number of votes that the NKT Advisors will be entitled to cast in respect of the special voting preferred stock will initially be 45,000,000 votes or approximately 69.9% of the 64,375,000 votes entitled to be cast. The 45,000,000 votes represent the total number of Units outstanding immediately following consummation of the Newkirk IPO (excluding units held by Newkirk). As units are redeemed at the option of a Unitholder, the number of votes attaching to the NKT Advisor’s special voting preferred stock will decrease by an equivalent amount. The Advisory Agreement between the Partnership, Newkirk and NKT Advisors provides that on all matters for which NKT Advisors is entitled to cast votes in respect of its special voting preferred stock, it will cast its votes in direct proportion to the votes that are cast by limited partners, other than Newkirk, on such matters, except that NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent that the voting rights of affiliates of Vornado Realty Trust are limited under certain circumstances.

In 2005, 2004 and 2003, the Partnership acquired from its limited partners 291,354, 124,145, and 697,368, respectively, of its units of limited partnership interest.

Note 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Partnership and its controlled subsidiaries. All significant intercompany transactions, receivables and payables have been eliminated in consolidation. Minority interests relate to the interest in certain partnerships not owned by the Partnership. The Partnership accounts for its investments in partnerships and joint ventures, in which it does not have a controlling interest, using the equity method of accounting. Equity investments are recorded initially at cost and subsequently adjusted for the Partnership’s share of the net income or loss and cash contributions to and distributions from these partnerships and joint ventures.

The Partnership has accounted for the Exchange as an exchange of equity interests between entities under common control and initially recognized the assets and liabilities contributed at the carrying amounts of the contributing entities.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate

Investments in real estate are stated at historical cost basis less accumulated depreciation and amortization. Depreciation of buildings and improvements is computed on a straight-line basis over their estimated useful lives, which range from fourteen to forty years. Amortization of the land estates is computed on a straight-line basis over their estimated useful lives, which range from twenty-two to thirty years.

During 2003, the Partnership made a change to its accounting estimates with respect to the depreciable lives of its real estate assets. The change in accounting estimates resulted in a decrease in net income of approximately $6,800,000 and a decrease in net income of approximately $0.18 per limited partnership unit for the year ended December 31, 2003.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Real Estate (Continued)

The Partnership’s real estate investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of such real estate on an undiscounted basis to the carrying amount of such real estate. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect impairment in the value of the real estate. Real estate assets for which the Partnership has committed to a plan to dispose of the assets, whether by sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell. Preparation of projected cash flows is inherently subjective and is based on the Partnership’s best estimate of assumptions concerning expected future conditions.

Upon acquisitions of real estate, the Partnership assesses the fair value of acquired assets (including land, buildings, tenant improvements, and identified intangibles such as above and below market acquired in-place leases) and acquired liabilities, and allocates purchase price based on these assessments.

The Partnership accounts for properties as held for sale under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), when all criteria of SFAS No. 144 have been met.

Cash and Cash Equivalents

Cash and cash equivalents consist of all highly liquid investments with original purchase maturity dates of three months or less.

Restricted Cash

Restricted cash includes reserves for tenant improvements, leasing commissions and related costs established pursuant to the Partnership’s note payable agreement.

Concentration of Credit Risk

Substantially all of the Partnership’s cash and cash equivalents consist of money market mutual funds which invest in U.S. Treasury Bills and repurchase agreements with original maturity dates of three months or less.

The Partnership maintains cash with two banking institutions, which amounts at times exceed federally insured limits. The Partnership has not experienced any losses on its invested cash.

Real Estate Securities Available for Sale

The Partnership classifies investments in real estate equity securities with readily determinable fair market values on the balance sheet as available-for-sale, based on the Partnership’s intent with respect to those securities. Specifically, the Partnership’s investments in equity securities with readily determinable fair market values are accounted for as available-for-sale because these securities are held principally for investment purposes and not for sale in the short term. Accordingly, the Partnership records these investments at fair market value, and unrealized gains and losses are recognized through shareholders’ equity, as a component of other comprehensive income. Realized gains and losses and charges for other-than-temporary impairments are included in net income. Sales of securities are recorded on the trade date and gains and losses are determined by the specific identification method.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Receivables

Receivables consist of rent from tenants and other receivables which are deemed collectable by the Partnership. No provision for doubtful accounts was considered necessary based upon the Partnership’s evaluation of the collectability of these amounts.

Loans Receivable

Loans receivable include the note receivable from Administrator LLC and a secured note receivable from an unaffiliated party.

The Partnership evaluates the collectability of both interest and principal of each of its loans, if circumstances warrant, to determine whether it is impaired. A loan is considered to be impaired, when based on current information and events, it is probable that the Partnership will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the loan’s effective interest rate. Interest on impaired loans is recognized on a cash basis.

Investments in Debt Securities

Investments in debt securities are classified as held-to-maturity, reported at amortized cost and are included with “other assets” in the accompanying consolidated balance sheets.

Deferred Financing Costs

Deferred financing costs consist primarily of fees paid in connection with the financing of the Partnership’s properties are deferred and amortized over the terms of the related agreements as a component of interest expense.

Investments in Partnerships

The Partnership evaluates its investments in partially-owned entities in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a “variable interest entity,” or a “VIE,” and the Partnership is the “primary beneficiary” as defined in FIN 46R, the Partnership would account for such investment as if it were a consolidated subsidiary.

For a partnership investment which is not a VIE or in which the Partnership is not the primary beneficiary, the Partnership follows the accounting set forth in AICPA Statement of Position No. 78-9 – Accounting for Investments in Real Estate Ventures (SOP 78-9). In accordance with this pronouncement, the Partnership accounts for its investments in partnerships and joint ventures in which it does not have a controlling interest using the equity method of accounting. Factors that are considered in determining whether or not the Partnership exercises control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing, operations and capital budgets, other contractual rights, and ultimate removal of the general partner in situations where the Partnership is the general partner. To the extent that the Partnership is deemed to control these entities, these entities would be consolidated. Determination is made on a case-by-case basis.

The Partnership accounts for the purchase of minority interests at fair value utilizing the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Partnership’s lease agreements are operating leases and generally provide for varying rents over the lease terms. The Partnership records rental income for the full term of each lease on a straight-line basis. Accordingly, deferred rental income is recorded from tenants for the amount that is expected to be collected over the remaining lease term rather than currently. When a property is acquired, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. Deferred rent receivable recorded amounted to $21,200,000 and $27,100,000 at December 31, 2005 and 2004, respectively.

Income Taxes

Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the consolidated financial statements of the Partnership. However, the Partnership is required to pay certain state and local entity level taxes which are expensed as incurred.

Unit Split

On November 7, 2005, the Partnership affected a 7.5801 to 1 unit split of the outstanding units. In addition on December 31, 2006, the Partnership effected a ..80 to 1 per unit reverse split – See Note 11. Partners’ equity activity for all periods presented has been restated to give retroactive recognition to the post unit and reverse unit splits. In addition, all references in the financial statements and notes to the consolidated financial statements, to weighted average limited partnership units and per limited partner unit amounts have been adjusted to give retroactive recognition to the post unit and reverse unit split.

Net Income per Unit

Net income per unit is computed by dividing net income by 40,081,386, 38,311,335 and 38,380,775 weighted average units outstanding during the years ended December 31, 2005, 2004 and 2003, respectively.

Distributions; Allocations of Income and Loss

As provided in the Partnership’s partnership agreement, distributions are allocated to the limited partners based on their ownership of units. No distributions, or net income or loss allocation, are made to the general partner. Income and loss for financial reporting purposes is allocated to limited partners based on their ownership of units. Special allocation rules affect the allocation of taxable income and loss. The Partnership paid or accrued distributions of $55,073,000 ($1.33 per unit), $46,106,000 ($1.20 per unit) and $34,731,000 ($0.91 per unit) to its limited partners during the years ended December 31, 2005, 2004 and 2003, respectively.

Segment Reporting

The Partnership has one reportable segment, net-leased commercial real estate. The Partnership evaluates performance based on net operating income, which is income before depreciation, amortization, interest and non-operating items.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

Financial instruments held by the Partnership include cash and cash equivalents, receivables, accounts payable and long-term debt. The fair value of cash and cash equivalents, receivables and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of long-term debt, which has fixed interest rates, was determined based upon current market conditions and interest rates. The fair value of the mortgage notes payable approximates fair value for debt with similar terms and conditions due to yield maintenance requirements and prepayment penalties. The fair value of the Partnership’s interest rate swap and interest rate caps is approximately $1,700,000 at December 31, 2005. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Partnerships’ financial instruments.

Derivative Financial Instruments

The Partnership accounts for its interest rate swap agreement and interest rate cap agreements in accordance with FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. In accordance with FAS No. 133, the interest rate swap and cap agreements are carried on the balance sheet at their fair value, as an asset, if their fair value is positive, or as a liability, if their fair value is negative. Certain of these transactions are designated as “cash flow hedges” and one of the Partnership’s interest rate cap agreements is not designated as a hedge instrument and is measured at fair value with the resulting gain or less being recognized in interest expense in the period of change. Since the Partnership’s interest rate swap and one of the Partnership’s cap agreements are designated as “cash flow hedges,” comprehensive income or loss for hedges that qualify as effective and the change in the fair value is transferred from other comprehensive income or loss to earnings as the hedged liability affects earnings. The ineffective amount of the interest rate swap and cap agreement, if any, is recognized in earnings each quarter. To date, the Partnership has not recognized any change in the value of its interest rate swap or cap agreement in earnings as a result of the hedge or a portion thereof being ineffective. Accordingly, changes in value are recorded through other comprehensive income. During the year ending December 31, 2006, the Partnership estimates that it will reclassify approximately $192,000 from other comprehensive income to earnings as an increase to interest expense.

Upon entering into hedging transactions, the Partnership documents the relationship between the interest rate swap and cap agreements and the hedged liability. The Partnership also documents its risk-management policies, including objectives and strategies, as they relate to its hedging activities. The Partnership assesses, both at inception of a hedge and on and on-going basis, whether or not the hedge is highly “effective”, as defined by FAS No. 133. The Partnership discontinues hedge accounting on a prospective basis with changes in the estimated fair value reflected in earnings when: (i) it is determined that the derivative is no longer effective in offsetting cash flows of a hedged item (including forecasted transactions); (ii) it is no longer probable that the forecasted transaction will occur; or (iii) it is determined that designating the derivative as an interest rate swap or cap agreements is no longer appropriate. To date, the Partnership has not discontinued hedge accounting for its interest rate swap or cap agreement. The Partnership utilizes interest rate swap and cap agreements to manage interest rate risk and does not anticipate entering into derivative transactions for speculative or trading purposes.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2005 presentation, due to the reporting of discontinued operations for those assets that have been disposed of or classified as held for sale in accordance with SFAS No. 144.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Standards and Pronouncements

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143,” which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition.The Partnership adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the planned sale of any properties in our Real Estate Owned portfolio.

In May of 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior period financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation and amortization for long-lived, non financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Partnership does not believe that the adoption of SFAS No. 154 will have a material effect on the Partnership’s consolidated financial statements.

In June 2005, the FASB ratified the EITF’s consensus on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Issue 04-5 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It became effective for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after June 29, 2005. General partners of all other limited partnerships will apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The Partnership has not completed the process of evaluating the impact that will result from the adoption of the consensus in EITF 04-5 on the Partnership’s consolidated financial statements.

Note 3	-	REAL ESTATE INVESTMENTS

Most of the Partnership’s properties are net-leased to a single commercial tenant. The properties are located throughout the United States. The leases are similar in many respects and generally provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; require the tenant to maintain insurance against casualty and liability losses; permit the tenant to sublet the property; and afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that its continued use and occupancy of the property would be uneconomic or unsuitable.

The Partnership’s ability to maintain and operate its properties and satisfy its contractual obligations is dependent upon the performance by the tenants of their obligations under their lease agreements with the Partnership. Under certain conditions (including the destruction of the property), many of the tenants have an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a price stated in the lease agreement.

The Partnership’s properties are encumbered by mortgage notes payable.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3	-	REAL ESTATE INVESTMENTS (Continued)

The future minimum lease payments that are scheduled to be received under non-cancellable operating leases are as follows (in thousands):

2006	$ 238,365
2007	208,847
2008	156,645
2009	57,680
2010	25,832
Thereafter	43,817
$ 731,186

Three tenants accounted for approximately 37% and 36% of the aggregate rental revenues including discontinued operations of the Partnership in 2005 and 2004, respectively. Two tenants accounted for approximately 24% of the aggregate rental revenues including discontinued operations of the Partnership in 2003.

The Partnership owns the fee interest in the land on which certain of its properties are located, leases the land pursuant to ground leases or holds an estate for years with an option to lease the land upon expiration of the estate for years.

The rent payable under the ground leases is as follows (in thousands):

2006	$ 3,122
2007	2,496
2008	1,673
2009	982
2010	569
Thereafter	192
$ 9,034

Note 4	–	NOTES AND CONTRACT RIGHTS PAYABLE

The Partnership, excluding discontinued operations, had outstanding mortgage notes payable and contract right mortgage notes payable with an aggregate principal balance of $177,300,000 and $742,000,000 at December 31, 2005 and 2004, respectively. The mortgage notes are at fixed interest rates with payments of principal and interest generally due either monthly or semi-annually. All the mortgage notes are collateralized by the Partnership’s real estate; some of the mortgage notes are cross-collateralized.

An aggregate of $166,200,000 in indebtedness under the mortgage notes mature at various dates from 2006 to 2024. Prepayment of most of the mortgage notes is permitted only with a yield maintenance payment or prepayment penalty as defined in the mortgage note agreements. Interest rates on the mortgages ranged from 5% to 9.89%, with a weighted average interest rate of 6.1% at December 31, 2005. Interest rates on the mortgages ranged from 5.0% to 10.4% with a weighted average interest rate of 8.1% at December 31, 2004.

The remaining contract right mortgage note at December 31, 2005 of $11,100,000 has a fixed interest rate of 9.68% and matures in January 2009. The outstanding contract rights of $263,100,000, excluding discontinued operations at December 31, 2004 had interest rates ranging from 8.11% to 13.9%, with a weighted average interest rate of 10.7%.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4	–	NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

Mortgage notes payable and contract right mortgage notes payable aggregating approximately $1,100,000,000 and accrued interest thereon were assumed as part of the Exchange. These notes were recorded at their fair value as of the various dates of acquisition. This accounting method resulted in recorded interest expense that was $3,100,000, $5,500,000 and $3,800,000 greater than the contractual interest expense for the years ended December 31, 2005, 2004 and 2003, respectively. The effect of utilizing this accounting method was to increase the principal balance of mortgage and contract rights notes payable and reduce interest accrued on these obligations. The cumulative reduction in liabilities related to utilizing this accounting method was $35,400,000 at November 6, 2005.

Most of these mortgage notes payable and some of the contract right mortgage notes payable were refinanced during 2005 as discussed below. Also, during 2005, the Partnership acquired the entity which owns most of the remaining contract right mortgage notes payable. (See Note 6 - Related Party Transactions).

During November 2003, the Partnership obtained a $208,500,000 loan, which had an outstanding balance of $165,300,000 at December 31, 2004. The note payable bore interest at a rate elected by the Partnership equal to either (1) LIBOR plus 450 basis points or (2) the prime rate charged by the bank plus 250 basis points. The note payable was scheduled to mature on November 24, 2006, subject to two one-year extensions.

On August 11, 2005, the Partnership obtained a $477,759,000 loan from KeyBank National Association and Bank of America, N.A. (the “Lenders”) which bears interest at the election of the Partnership at a rate equal to either (i) the LIBOR Rate plus 200 basis points (reduced to 175 basis points after consummation of the Newkirk IPO) or (ii) the prime rate then charged by KeyBank National Association plus 50 basis points. The loan was obtained to (i) replace the existing loan from Bank of America, N.A. which had an outstanding balance including accrued interest of $163,379,000 and bore interest at the LIBOR Rate plus 450 basis points or prime plus 250 basis points, (ii) satisfy $186,566,000 of first mortgage debt encumbering the Partnership’s real properties, which constituted substantially all of the Partnership’s first mortgage debt and (iii) satisfy $86,801,000 of second mortgage debt encumbering the Partnership’s real properties. The Partnership incurred $6,945,000 of closing costs and $23,548,000 of prepayment penalties on the transaction. The Partnership also advanced closing costs of $3,903,000 for T-Two Partners. Excess proceeds from the loan of $6,537,000 were used to make a principal payment on September 1, 2005.

The loan is scheduled to mature on August 11, 2008, subject to two one year extensions and will require monthly payments of interest only. In addition, the loan required (i) initial principal payments of 50% of excess cash flow after debt service during the period between August 11, 2005 and the consummation of the Newkirk IPO (November 7, 2005) offering, less any amounts paid on account of the T-Two Loan (as described below), (ii) a principal payment equal to $150,000,000 less the amount of the initial principal payments on the closing of the Newkirk IPO made pursuant to (i) above, and (iii) quarterly principal payments of $1,875,000 during the term of the loan, increasing to $2,500,000 per quarter during the extension periods. The Partnership is also required to make principal payments from the proceeds of property sales, refinancings and other asset sales if proceeds are not reinvested into net leased properties. The required principal payments are based on a minimum release price set forth in the loan agreement for property sales and 100% of proceeds from refinancings, economic discontinuance, insurance settlements and condemnations. The loan is secured by a lien on the Partnership’s assets and the assets of the Partnership’s subsidiaries, with certain exceptions such as direct liens on most of the real estate owned by the Partnership or the Partnership’s subsidiaries. The Partnership can prepay the loan in whole or in part at any time together with a premium of 1% if such prepayment occurs on or before August 11, 2006 and thereafter with no premium. The loan contains customary financial and other covenants consistent with the prior loan.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4	–	NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

Concurrently with the loan, T-Two Partners also obtained a loan from the Lenders in the principal amount of $272,241,000 (the “T-Two Loan”). The interest rate, maturity date and principal terms of the T-Two Loan are the same as the Partnership’s loan. The Partnership agreed to guarantee the obligations of T-Two Partners under the T-Two Loan. On November 7, 2005, the Partnership assumed this debt as part of an exercise of an option to acquire the interests of T-Two Partners, (See Note 6 - Related Party Transactions). The loan with the Lenders had an outstanding principal balance of $593,500,000 at December 31, 2005.

The Partnership entered into the following agreements in order to limit the exposure to interest rate volatility: (i) a five year interest rate swap agreement with KeyBank National Association effectively setting the LIBOR rate at 4.642% for $250,000,000 of the loan balance; (ii) a LIBOR rate cap agreement at 5% with Bank of America, N.A. for $295,000,000 through November 2006; and (iii) a LIBOR rate cap agreement at 6% with SMBC Derivative Products Limited for the period from November 2006 until August 2008 for a notional amount of $290,000,000.

In connection with the Partnership’s refinancings, real estate sales and repayments of mortgage debt during 2005, the Partnership has recognized a net loss from early extinguishment of debt of $30,500,000, of which $2,900,000 is included in discontinued operations. The net loss from early extinguishment of debt consisted of loss from debt extinguishment of $7,000,000, plus mortgage prepayment penalties of $23,500,000. During 2004, the Partnership recognized a net loss from early extinguishment of debt of $6,600,000, $6,500,000 of which is included in discontinued operations. The net loss from early extinguishment of debt consisted of loss from debt extinguishment of $6,300,000, plus mortgage prepayment penalties of $300,000.

Scheduled payments of principal at December 31, 2005, for the next five years and thereafter through maturity, are as follows (in thousands):

Year	Mortgage Notes Payable	Note Payable	Contract Mortgage Notes Payable	Principal Total	Accrued Interest	Total

2006	$ 36,700	$ 7,500	$ -	$ 44,200	$ 7,514	$ 51,714
2007	38,946	7,500	-	46,446	-	46,446
2008	41,523	578,463	-	619,986	-	619,986
2009	16,245	-	229	16,474	-	16,474
2010	380	-	491	871	-	871
Thereafter	32,401	-	10,408	42,809	-	42,809
	$ 166,195	$ 593,463	$ 11,128	$ 770,786	$ 7,514	$ 778,300

Note 5	–	EQUITY INVESTMENTS IN LIMITED PARTNERSHIPS

The equity investments in limited partnerships consists of the following (in thousands):

2005	2004

Balance, beginning of year	$11,107	$8,492
Investments in limited partnership	10	342
Equity in income of limited partnerships	3,128	2,662
Distributions from limited partnerships	(399)	(389)

Balance, end of year	$13,846	$11,107

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5	–	EQUITY INVESTMENTS IN LIMITED PARTNERSHIPS (Continued)

The Partnership has paid a premium for its allocable share of the underlying limited partnerships which resulted in an excess of the carrying amounts of the Partnership’s investment over the underlying net assets of these limited partnerships of $5,100,000 and $5,000,000 as of December 31, 2005 and 2004, substantially all of which relates to the difference between the fair values at the date of acquisition of the partnership’s underlying properties and historical carrying amounts. Such premium is being amortized as an adjustment to the Partnership’s equity in earnings of the limited partnerships over the useful lives of the underlying properties. The amortization expense amounted to $128,000; $126,000; and $42,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

The limited partnerships condensed combined statements of operations for the years ended December 31, 2005, 2004 and 2003 and condensed combined balance sheets as of December 31, 2005 and 2004 are as follows (in thousands):

Condensed Statements of Operations:

(Unaudited)	Years Ended December 31,
	2005	2004	2003
Rental revenue and interest income	$ 26,590	$ 26,571	$ 26,528
Interest expense	9,914	11,051	12,052
Administrative expenses	71	77	54
Depreciation expense	3,489	3,501	3,400
Amortization expense	525	525	525
Net income	$ 12,591	$ 11,417	$ 10,497

Condensed Balance Sheets:

December 31,	December 31,
(Unaudited)	2005	2004
(Unaudited)

Cash	$1,744	$1,690
Real estate, net	81,043	84,598
Other assets	2,928	3,318

Total assets	$85,715	$89,606

Accounts payable and other liabilities	$1,436	$1,920
Mortgages payable	96,238	110,399
Partners’ deficit	(11,959)	(22,713)

Total liabilities and partners’ deficit	$85,715	$89,606

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6	–	RELATED PARTY TRANSACTIONS

Winthrop Realty Partners L.P. performed asset management services for the Partnership and received a fee of $1,600,000; $1,900,000; and $1,800,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

As of November 7, 2005, NKT Advisors performs the asset management services for the Partnership previously provided by Winthrop Realty Partners L.P.

NKT Advisors receives an annual base management fee which is payable quarterly in arrears in cash. The base management fee is equal to the greater of (A) $4,800,000 or (B) 1.5% per annum of (1) the gross purchase price paid for shares of Newkirk’s common stock in connection with the Newkirk IPO and the sale of Newkirk’s common stock to Winthrop Realty Trust (excluding in respect of shares of its common stock anticipated to be issued to Winthrop Realty Trust in consideration for its assignment of certain exclusivity rights) net of underwriting discounts ($273,560,625) plus (2) the sum of the net proceeds from any additional primary issuances of Newkirk’s common or preferred equity or from the issuance of the Partnership’s units, each after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus (3) as and when, if at all, Apollo sells or coverts for shares, in whole or from time to time, up to 5,000,000 Partnership units, utilizing a deemed value per Partnership unit equal to the lesser of (x) $19.00 and (y) the per share price at which such Partnership units are sold or, if converted, the closing price of Newkirk shares on the day on which such Partnership units are converted, less (4) any amount that Newkirk or the Partnership pays to repurchase shares of Newkirk’s common stock or any Partnership units.

The first $4,200,000 (subject to an annual consumer price index increase) in base management fees per annum will be paid by NKT Advisors to Winthrop Realty Partners L.P. for services to the Partnership that NKT Advisors subcontracts to Winthrop Realty Partners L.P.

In addition, NKT Advisors is entitled to receive incentive management fees each fiscal quarter, payable quarterly in arrears, in an annual amount equal to:

20% of the amount by which adjusted funds from operations for the Partnership, before incentive management fees exceeds, for the quarter then ended, the amount of adjusted funds from operations but after providing for dividends on any of the preferred equity issued in the future required to produce an annualized return on the greater of:

A) $650,000,000, or

B) (i) the gross equity proceeds of the Newkirk IPO and the sale of shares to Winthrop Realty Trust, Inc. ($290,000,000), plus (ii) the book value of partners’ equity in the Partnership as of June 30, 2005 (approximately $209,100,000), plus (iii) the gross proceeds of any subsequent issuance of common equity by Newkirk or any subsequent issuance of Partnership units, minus (iv) amounts paid by Newkirk or the Partnership in any tender for or repurchase of Newkirk’s equity or the Partnership’s equity.

Equal to the greater of the yield on 10-year Treasuries as of the last business day of such quarter plus 250 basis points or the returns set forth below:

Year	Return

2005 and 2006	25%
2007	22%
2008	20%
2009	15%
2010	12%
Thereafter	10%

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6	–	RELATED PARTY TRANSACTIONS (Continued)

Adjusted funds from operations represent “funds from operations” as determined in accordance with standards prescribed by NAREIT, adjusted to add back any asset impairment charges and non-cash restricted stock issuances. NAREIT defines funds from operations as net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets and after adjustments for unconsolidated partnerships and joint ventures. Adjusted funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Partnership’s performance or to cash flows as a measure of liquidity or ability to make distributions.

NKT Advisors received a base management fee of $720,000 for the year ended December 31, 2005. No incentive management fee was earned during the period.

The Partnership provides certain asset management, investor and administrative services to some unconsolidated partnerships in which it owns an equity interest and to other affiliated partnerships. The Partnership earned $300,000; $300,000; and $400,000 of management fees for these services for the years ended December 31, 2005, 2004 and 2003, respectively. The Partnership had receivables for management fees of $800,000 and $900,000 due from these partnerships at December 31, 2005 and 2004, respectively.

The Partnership has an ownership interest in the three most junior tranches of a securitized pool of first mortgages which includes three first mortgage loans encumbering three Partnership properties and one other property controlled by an affiliate. The Partnership’s ownership interest, net of discount, amounted to $10,500,000 and $10,100,000 at December 31, 2005 and 2004, respectively, and the Partnership earned interest income of $1,200,000 per year for the years ended December 31, 2005, 2004 and 2003 related to this ownership interest.

WEM owned $17,300,000 of a $145,200,000 Real Estate Mortgage Investment Conduit (“REMIC”) which was secured by the contract rights payable. WEM earned $2,200,000 of interest income during 2003. The affiliates and executives were repaid in 2003 when T-Two Partners purchased the T-1 Certificate as discussed in the following paragraph.

T-Two Partners is the 100% beneficial owner of certain of the contract rights. T-Two Partners owned the portion of the contract rights referred to as the T-2 Certificate and during 2003 purchased the portion of the contract rights referred to as the T-1 Certificate. The Partnership, prior to its acquisition of T-Two Partners as discussed below, incurred $18,600,000; $25,000,000; and $13,800,000 ($6,400,000; $9,000,000; and $9,700,000 of which is included in discontinued operations, respectively) of interest expense on these contract rights during 2005, 2004 and 2003, respectively. Contract right mortgage notes and accrued interest payable amounted to $249,500,000 due to T-Two Partners at December 31, 2004. The Partnership had the right to acquire T-Two Partners’ interest in the contract rights in January 2008 by acquiring T-Two Partners in exchange for Units. T-Two Partners had the right to require the Partnership to purchase this interest in December 2007 in exchange for Units. During 2003, as described below, the Partnership and the owners of T-Two Partners modified these rights.

During November 2003, T-Two Partners obtained a $316,500,000 loan. This loan is referred to as the Original T-Two Loan. The owners of T-Two Partners agreed to eliminate their put option which could require the Partnership to purchase T-Two Partners in December 2007 and the Partnership agreed to guarantee repayment of the Original T-Two Loan. The Original T-Two Loan was secured by all of the assets of T-Two Partners, including the contract right mortgage notes receivable from the Partnership. T-Two Partners also agreed to provide a credit line to the Partnership bearing interest at LIBOR plus 450 basis points.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6	–	RELATED PARTY TRANSACTIONS (Continued)

In connection with the November 2003 financing transactions described above, the Partnership and the owners of T-Two Partners modified the Partnership option in certain respects. Initially, the Partnership was given the right to exercise the option at any time between November 24, 2006 and November 24, 2009. As part of the November 7, 2005 transactions, the option was modified to permit its immediate exercise. Second, the purchase price was payable in cash rather than units of the Partnership. Finally, the formula for determining the purchase price payable by the Partnership if it exercised the option was revised in a manner that the Partnership’s general partner believed to be significantly more favorable to the Partnership than the formula previously in effect. Specifically, the purchase price would be calculated as follows: the sum of $316,526,573 plus T-Two Partners’ costs of obtaining the Original T-Two Loan (approximately $7,346,000), the cost of any refinancing ($3,903,000, representing amounts allocated in connection with the August 11, 2005 refinancing discussed in Note 4) and the cost of administering the trust that holds the second mortgage loans, together with interest on the foregoing sum at the effective rate of interest paid by T-Two Partners on the Original T-Two Loan, less all payments made from and after November 24, 2003 on the second mortgage loans. The purchase price was to be reduced to the extent of any mortgages assumed by the Partnership but not below zero.

The Partnership had determined that T-Two Partners is a VIE, but that the Partnership was not the primary beneficiary of the VIE and therefore T-Two Partners was not consolidated.

T-Two Partners was to reimburse the Partnership for approximately $7,300,000 of closing costs incurred in connection with the Original T-Two Loan and $3,900,000 of closing costs incurred in connection with the refinancing, together with interest thereon at a rate equal to LIBOR plus 450 basis points. The Partnership earned interest income of $400,000 and $500,000 on this obligation during 2005 and 2004, respectively.

On November 7, 2005, the Partnership exercised the option. The purchase price was determined to be $238,100,000 in accordance with the formula described above. However, the purchase price was satisfied by the Partnership’s assumption of T-Two Partners Loan and accrued interest of $269,700,000. The Partnership recorded the purchase of the interest in T-Two Partners in accordance with FAS 141 and recorded the acquired assets and liabilities at fair market value at the date of purchase. The Partnership recorded the following assets, liabilities and gain: (in millions)

Cash	$ 44.4
Contract right mortgage notes receivable	239.7
Accounts payable	(12.8)
Notes payable	(269.4)
Accrued interest payable	(0.3)
Gain	(1.6)

The gain recognized in the transaction is recorded in the Partnership’s (gain) loss from early extinguishment of debt. The contract right mortgage notes receivable and accounts payable are eliminated in the Partnership’s consolidated financial statements.

An affiliate of the general partner owns a portion of the second mortgage indebtedness of a property in which the Partnership has an interest. The second mortgage payable and accrued interest owned by the affiliate aggregated $15,500,000 and $15,200,000 at December 31, 2005 and December 31, 2004, respectively. Included in interest expense is $700,000 per year related to this second mortgage payable for 2005, 2004 and 2003.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6	–	RELATED PARTY TRANSACTIONS (Continued)

On July 29, 2004, the Partnership sold 25 properties for a combined net sales price of $63,800,000 to Vornado, which is a limited partner in the Partnership and, at such time, an affiliate of the Partnership’s then general partner. After satisfying existing mortgage debt of $31,500,000, the net sales proceeds were approximately $32,300,000 of which $23,700,000 was applied to a principal payment on the note payable. The Partnership recognized a net gain on the sale of these properties of $38,700,000.

In August 2005, Winthrop Realty Partners L.P. loaned $200,000 to a partnership in which the Partnership has an interest. The loan accrues interest at a rate of prime plus 2%. The loan was repaid in the first quarter of 2006.

Also see Note 8 for related party acquisitions.

Note 7	–	CONTINGENCIES AND IMPAIRMENTS

The Partnership owns a 707,482 square foot office building in Toledo, Ohio that is leased to Owens-Illinois for an initial term that expires on September 30, 2006. The property is encumbered by a non-recourse mortgage which matures in October 2006 at which time a $32,000,000 balloon payment will be due. The tenant has six-five year renewal options. This tenant is presently not using a substantial portion of the building and elected not to renew its lease. While the Partnership will attempt to sell or re-lease the property there is substantial risk that the Partnership will not be able to satisfy the balloon payment due on the mortgage and that the mortgage holder will foreclose on this property. The Partnership recognized an $11,328,000 impairment loss during the second quarter of 2005. The operations of the property were placed into discontinued operations effective December 31, 2005.

In June 2005, the Partnership entered into an agreement with Honeywell International, Inc., the tenant of four office buildings owned by the Partnership in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option and the partnership granted the tenant an option to purchase the properties in 2007 for $41,900,000. As a result of this restructuring, the Partnership recognized a $14,754,000 impairment loss in the second quarter of 2005.

The Partnership received a notice dated August 30, 2005 from Albertson’s, Inc. indicating that it intends to exercise its right to terminate the lease for the property located in Rock Falls, Illinois as of May 8, 2006. In accordance with the terms of the lease, Albertson’s, Inc. has made an offer to purchase the property for an amount stipulated in the lease of approximately $861,000. The Partnership can reject this offer by notifying Albertson’s, Inc. by April 18, 2006. The Partnership is currently evaluating whether the offer should be rejected. The Partnership recorded an impairment loss of $550,000 on this property during the third quarter of 2005.

The Partnership owns two office buildings in New Orleans, Louisiana, containing an aggregate of 403,027 square feet of space that are leased to Hibernia Bank. Both buildings are located in the area affected by Hurricane Katrina. The tenant has remained current in its rent obligations and is responsible for all repairs, maintenance and capital expenditures associated with these properties.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8	–	ACQUISITIONS

On January 1, 2003, the Partnership acquired from an affiliate of the general partner, limited partnership interests in nine limited partnerships that own net-leased commercial properties. The limited partnership interests acquired by the Partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 1,927,243 limited partnership units of the Partnership valued at $22,700,000. In August 2003, the Partnership acquired approximately an additional 10.05% interest in one of these limited partnerships for a cash purchase price of $525,000, increasing the partnership interest to 23.55% from 13.5%. These interests were acquired from unaffiliated limited partners. In April 2004, the Partnership exercised an option to purchase additional limited partnership interests in two of the partnerships in exchange for 12,431 units. The values of the net-leased real estate partnerships and the Partnership units were determined without arms-length negotiations. Independent appraisals were obtained on the value of the properties owned by the limited partnerships. The Partnership has accounted for the acquisition on a historical cost basis. Four of the limited partnerships have been consolidated into the Partnership’s financial statements and five of the limited partnerships are being accounted for under the equity method of accounting.

In June 2004, the Partnership acquired for $297,500, pursuant to a tender offer, approximately 9.85% of the total limited partnership units outstanding in one partially owned consolidated partnership. The Partnership then owned approximately 45.2% of the limited partnership.

In June 2004, the Partnership acquired the land underlying one of its properties in Bedford, Texas. The land was acquired from an unaffiliated party for approximately $2,600,000.

In July 2004, the Partnership acquired for $472,500 and $325,000, pursuant to two separate tender offers, approximately 7% and 4.5% of the total limited partnership units outstanding in two partially owned partnerships. The Partnership currently owns approximately 62.2% in one of the partnerships whose operations are consolidated and 45.3% in the other partnership.

In February 2005, the Partnership acquired for $10,000 approximately 0.29% of the total limited partnership units outstanding in a partially owned non-consolidated partnership. The Partnership currently owns approximately 23.84% in the partnership.

In June 2005, the Partnership acquired for $35,000 an additional limited partnership unit in one partially owned consolidated partnership. The Partnership owned approximately 46.35% of the limited partnership following the acquisition.

In September 2005, the Partnership acquired for $35,000 an additional limited partnership unit in one partially owned consolidated partnership. The Partnership currently owns approximately 47.51% of the limited partnership.

On November 7, 2005, the Partnership acquired 100% of the interests in T-Two Partners. (See Note 6 - Related Party Transactions).

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9	–	DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE

During the year ended December 31, 2005, the Partnership sold seven properties for a combined net sales price of $44,900,000. The Partnership recognized a net gain on sale of these properties of $17,700,000. During the year ended December 31, 2004, the Partnership sold 58 properties for a combined net sales price of $127,200,000. The Partnership recognized a net gain on sale of these properties of $49,800,000. During the year ended December 31, 2003, the Partnership sold 14 properties for a combined net sales price of $156,400,000. The Partnership recognized a net gain on sale of these properties of $33,800,000. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with the provisions of SFAS No. 144. In addition, the Partnership has classified various properties which have met all of the criteria of SFAS No. 144 as real estate held for sale in the accompanying consolidated balance sheets and has classified the operations of the properties and the sold properties as discontinued operations in the accompanying consolidated statements of operations. Subsequent to December 31, 2005, the Partnership determined that 57 additional properties should be classified as discontinued operations in the accompanying consolidated statements of operations – See Note 11.

Discontinued operations for the years ended December 31, 2005, 2004 and 2003 are summarized as follows (in thousands):

	2005	2004	2003

Revenue	$ 62,261	$ 72,634	$ 88,635

Expenses	(34,956)	(31,652)	(42,896)
Impairment loss on real estate	(26,965)	(3,465)	(1,560)
Net (loss) gain from early extinguishment of debt	(5,154)	(6,486)	8,733
Gain from disposal of real estate	17,707	49,808	33,844
Minority interest	(60)	(508)	(4,959)

Income from discontinued operations	$ 12,833	$ 80,331	$ 81,797

Expenses include interest expense to related parties of $6,400,000, $9,000,000 and $9,700,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9	–	DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE (Continued)

Other assets of discontinued operations at December 31, 2005 and 2004 are summarized as follows (in thousands):

2005	2004

Receivables	$213	$81
Other assets	332	163

$545	$244

Liabilities of discontinued operations at December 31, 2005 and 2004 are summarized as follows:

2005	2004

Mortgage notes and accrued interest payable	$40,491	$5,672
Contract right mortgage notes and accrued
interest payable (including $0 and $11,825
to related parties)	-	11,825

$40,491	$17,497

Note 10	–	INCOME TAXES

The Partnership’s taxable income for 2005, 2004 and 2003 differs from net income for financial reporting purposes as follows (in thousands):

	2005	2004	2003

Net income for financial reporting purposes	$ 49,295	$ 137,808	$145,164
Depreciation and amortization	40,729	30,472	37,364
Compensation expense	10,500	-	-
Interest expense	3,112	4,650	10,219
Gain on sale of real estate	15,084	42,290	80,517
Impairment loss	29,715	13,065	1,560
Other	3,581	(8,538)	85
Net loss (gain) from early extinguishment of debt	48,311	6,269	(4,266)
Straight-line rent adjustment	5,741	5,139	(3,248)
Taxable income	$ 206,068	$ 231,155	$ 267,395

The net basis of the Partnership’s assets and liabilities for tax reporting purposes is approximately $869,000,000 and $818,000,000 lower than the amount reported for financial statement purposes at December 31, 2005 and 2004, respectively.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 –	SUBSEQUENT EVENTS

On January 15, 2006, the Partnership entered into a strategic alliance with U.S. Realty Advisors, LLC (“US Realty”), a leading net-lease property advisor, pursuant to which the Partnership will acquire single-tenant assets. Pursuant to our agreement with US Realty, the Partnership is obligated to pay to US Realty a fee of 1.5% of the gross purchase price for properties acquired that were offered to us by US Realty upon the consummation of such purchase and an economic interest for additional services to be provided by US Realty equal to 25% of all cash flow and net capital proceeds after the Partnership receives a return of all its invested capital plus a 12% internal rate of return.

On January 18, 2006, the Partnership acquired an approximately 115,500 square foot office building in Bridgewater, New Jersey for a purchase price of $21,150,000. The property is net leased to Biovail Pharmaceuticals, Inc., a company primarily engaged in the manufacture and sale of generic pharmaceutical products. The lease agreement has a current term scheduled to expire October 31, 2014 with two, five-year renewal terms. Net adjusted rent during the current term is $1,397,000 per year through October 31, 2009 and then $1,686,000 thereafter.

On January 26, 2006, the Partnership acquired a 99,500 square foot 100% leased office building in Lisle, Illinois for a purchase price of $15,250,000. Adjusted net rent for the property, commencing January 1, 2007 is projected to be approximately $1,225,000 per year. The property is 86% leased to National Louis University with the balance being leased to two tenants. The National Louis University lease has a primary term expiring December 31, 2019 with annual base rent during the primary term commencing at $943,000 through December 31, 2006 (with a 50% rent concession through August 31, 2006), increasing by approximately $43,000 on each January 1 thereafter.

On February 10, 2006, the Partnership obtained a first mortgage loan from Greenwich Capital Financial Products, Inc., an unaffiliated third party, in the original principal amount of $14,800,000 secured by the Partnership’s property located in Bridgewater, New Jersey. The loan bears interest at 5.732%, requires monthly payments of interest only for the first 60 months and then requires monthly payments of principal and interest of $86,000 and is scheduled to mature on March 6, 2016, at which time the outstanding principal balance is expected to be approximately $13,730,000.  The Partnership received net proceeds from this loan, after satisfying closing costs, of approximately $14,600,000.

On February 13, 2006, the Partnership purchased a 10 year, BBB rated bond secured by net leased properties owned by Kindercare Real Estate LLC with a face value of $11,700,000 and a projected unleveraged yield to maturity of 7%. The Partnership intends to finance this purchase through a securitized financing or other nonrecourse facility.

In June 2006, the Partnership committed to sell 50 retail properties (the “Albertson’s Properties”) to an unaffiliated third party for a gross purchase price of $160,000,000. The sale was consummated on July 13, 2006. The Albertson’s Properties were originally leased to Albertson’s Inc., contain an aggregate of approximately 2,300,000 square feet and had lease terms expiring over the next 4.5 years. After closing costs, the Partnership received net proceeds of approximately $159,000,000, approximately $21,000,000 of which were used to pay down the note payable. The balance of the net proceeds were deposited with a Qualified Intermediary for use in 1031 tax free exchanges.

The Partnership recognized a gain for financial reporting purposes during the third quarter of 2006 as a result of this transaction of approximately $67,600,000. The results of operations of the Albertson’s Properties have been included in discontinued operations for all periods presented in accordance with SFAS 144.

In June 2006, The Kroger Company notified the Partnership it is exercising its option to purchase three properties pursuant to the terms of its lease. The properties will be sold in January 2007 for a negotiated fair market value or appraised value. The results of operations of these properties have been included in discontinued operations for all periods presented in accordance with SFAS 144.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – SUBSEQUENT EVENTS (Continued)

On October 11, 2006, Honeywell International Inc. exercised its option to purchase four properties pursuant to the terms of an option agreement. The sale of these properties is scheduled to close February 1, 2007, subject to Honeywell International Inc.’s right to extend. The results of operations of these properties have been included in discontinued operations for all periods presented in accordance with SFAS 144.

On July 23, 2006, Newkirk entered into a definitive Agreement and Plan of Merger with Lexington Corporate Properties Trust (“LXP”), a Maryland real estate investment trust, pursuant to which Newkirk would merge with and into LXP. The merger (the “Merger”) was consummated on December 31, 2006. Each holder of Newkirk’s common stock received 0.80 common shares of LXP in exchange for each share of common stock. A wholly-owned subsidiary of LXP is the new general partner of the Partnership.

In connection with the Merger, the Partnership’s agreement of limited partnership was amended to provide that, among other things, units of limited partnership of the Partnership, which are currently redeemable at the option of the holder for cash based on the value of a share of Newkirk common stock (or, at Newkirk’s option, in Newkirk common stock), are redeemable at the option of the holder for cash based on the value of a common share of LXP . In this regard, the Partnership effected an appropriate reverse split of its units of limited partnership on December 31, 2006 to properly accommodate the one-for-one redemption factor.

Note 12 –	SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

The following summary represents the results of operations for each quarter in 2005 and 2004:

(In thousands, except per unit amounts)

	Quarters Ended
	March 31		June 30		September 30		December 31
2005
Revenues	$47,818		$46,932		$47,199		$47,929
Net income (loss)	$27,131	(1)	$(1,272)	(2)	$7,160	(3)	$16,276	(4)
Net income (loss) per limited partnership unit	$0.71		$(0.03)		$0.19		$0.36

2004
Revenues	$48,802		$48,230		$47,723		$47,460
Net income	$37,844	(5)	$19,355	(6)	$53,886	(7)	$26,723	(8)
Net income per limited partnership unit	$0.99		$0.50		$1.41		$0.70

(1)	Includes gain from disposal of real estate of $600,000.
(2)	Includes loss from early extinguishment of debt of $100,000.
(3)	Includes gain from disposal of real estate of $15,500,000 and a loss from early extinguishment of debt of $29,100,000.
(4)	Includes gain from disposal of real estate of $1,600,000 and a loss from early extinguishment of debt of $1,300,000.
(5)	Includes gain from disposal of real estate of $7,700,000.
(6)	Includes gain from disposal of real estate of $1,800,000 and an impairment loss of $9,700,000.
(7)	Includes gain from disposal of real estate of $38,900,000, an impairment loss of $3,400,000 and a net loss from early extinguishment of debt of $6,700,000.
(8)	Includes gain from disposal of real estate of $1,000,000.

THE NEWKIRK MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

					Initial Cost to Registrant			Cost capitalized subsequent to acquisition	As of December 31, 2005
Description	Location		Encumbrances		Land	Land Estates	Building and Improvements	Land/Building and Improvements	Land	Land Estates	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Life
			Mortgage	Contract Right

Continuing Operations:

Office	Little Rock	AR	$ -	$ -	$ 244,068.00	$ -	$ 2,596,681.00	$ -	$ 244,068.00	$ -	$ 2,596,681.00	$ 2,840,749.00	$ 888,863.10	1/1/2002	40yrs
Office	Pine Bluff	AR	-	-	37,723	-	2,997,699	-	37,723	-	2,997,699	3,035,422	1,312,758	1/1/2002	40yrs
Office	Sierra Vista	AR	-	-	20,013	-	-	-	20,013	-	-	20,013	-	1/1/2002
Office	El Segundo	CA	24,453,803	-	-	1,466,543	38,918,858	551,095	551,095	1,466,543	38,918,858	40,936,496	16,046,427	1/1/2002	26-40yrs
Office	Long Beach	CA	33,772,277	7,833,842	-	15,161,774	71,426,082	-	-	15,161,774	71,426,082	86,587,856	36,879,867	1/1/2002	27-40yrs
Office	Walnut Creek	CA	-	-	-	1,339,403	12,740,691	-	-	1,339,403	12,740,691	14,080,094	5,719,550	1/1/2002	27-40yrs
Office	Colorado Spring	CO	-	-	384,876	-	13,537,369	-	384,876	-	13,537,369	13,922,245	5,011,431	1/1/2002	38-40yrs
Office	Clinton	CT	968,281		-	-	1,470,761	-	-	-	1,470,761	1,470,761	168,436	1/1/2003	20-40yrs
Office	Orlando	FL	-	-	-	-	15,198,784	-	-	-	15,198,784	15,198,784	6,060,560	1/1/2002	38-40yrs
Office	Orlando	FL	-	-	2,015,271	-	39,647,028	-	2,015,271	-	39,647,028	41,662,299	15,503,545	1/1/2002	38-40yrs
Office	Columbus	IN	-	-	-	-	53,535,792	-	-	-	53,535,792	53,535,792	13,419,917	1/1/2002	38-40yrs
Office	Carondelet	LA	10,198,946	-	-	-	11,652,882	-	-	-	11,652,882	11,652,882	1,553,888	1/1/2003	20-40yrs
Office	Tulane	LA	8,106,878	-	-	-	9,370,576	-	-	-	9,370,576	9,370,576	1,249,547	1/1/2003	20-40yrs
Office	Baltimore	MD	-	-	-	-	138,489,552	64,274	-	-	138,553,826	138,553,826	61,205,909	1/1/2002	14-40yrs
Office	Bridgeton	MO	-	-	-	420,249	3,177,573	-	-	420,249	3,177,573	3,597,822	1,651,330	1/1/2002	25-40yrs
Office	Carteret	NJ	-	-	483,430	-	10,450,068	-	483,430	-	10,450,068	10,933,498	3,906,482	1/1/2002	38-40yrs
Office	Elizabeth	NJ	-	-	131,053	-	4,761,579	125,000	256,053	-	4,761,579	5,017,632	1,773,589	1/1/2002	38-40yrs
Office	Morristown	NJ	-	-	-	-	55,382,037	-	-	-	55,382,037	55,382,037	30,591,271	1/1/2002	20-40yrs
Office	Morris Township	NJ	-	-	-	-	31,396,697	-	-	-	31,396,697	31,396,697	14,250,055	1/1/2002	20-40yrs
Office	Morris Township	NJ	-	-	-	-	6,973,447	-	-	-	6,973,447	6,973,447	3,165,046	1/1/2002	20-40yrs
Office	Morris Township	NJ	-	-	-	-	18,825,824	-	-	-	18,825,824	18,825,824	8,544,499	1/1/2002	20-40yrs
Office	Plainsboro	NJ	-	-	23,854	-	866,678	25,000	48,854	-	866,678	915,532	322,820	1/1/2002	38-40yrs
Office	Las Vegas	NV	-	-	1,993,597	-	42,579,675	-	1,993,597	-	42,579,675	44,573,272	9,635,850	1/1/2002	38-40yrs
Office	Miamisburg	OH	-	-	-	702,011	7,922,845	-	-	702,011	7,922,845	8,624,856	4,502,665	1/1/2002	22-40yrs
Office	Miamisburg	OH	-	-	-	251,821	6,454,696	-	-	251,821	6,454,696	6,706,517	2,997,294	1/1/2002	22-40yrs
Office	Allentown	PA	-	-	29,773	-	4,816,913	-	29,773	-	4,816,913	4,846,686	2,408,985	1/1/2002	40yrs
Office	Johnson City	TN	-	-	550,046	-	4,569,794	-	550,046	-	4,569,794	5,119,840	1,076,043	1/1/2002	38-40yrs
Office	Kingport	TN	-	-	89,846	-	3,159,093	-	89,846	-	3,159,093	3,248,939	1,034,700	1/1/2002	38-40yrs
Office	Memphis	TN	-	-	-	647,570	6,005,774	-	-	647,570	6,005,774	6,653,344	2,728,250	1/1/2002	27-40yrs
Office	Memphis	TN	-	-	50,183	-	63,296,739	306,467	356,650	-	63,296,739	63,653,389	17,574,996	1/1/2002	38-40yrs
Office	Beaumont	TX	-	-	318,821	-	9,484,884	47,730	366,551	-	9,484,884	9,851,435	3,668,956	1/1/2002	38-40yrs
Office	Beaumont	TX	-	-	-	-	49,406,412	-	-	-	49,406,412	49,406,412	9,732,618	1/1/2002	38-40yrs
Office	Bedford	TX	-	-	-	-	12,542,491	2,737,831	2,555,275	-	12,725,047	15,280,322	5,309,045	1/1/2002	38-40yrs
Office	Dallas	TX	-	-	489,984	-	20,059,117	141,576	631,560	-	20,059,117	20,690,677	10,023,122	1/1/2002	38-40yrs
Office	Garland	TX	-	-	60,079	1,676,696	11,406,998	188,162	248,241	1,676,696	11,406,998	13,331,935	4,457,467	1/1/2002	29-40yrs

			77,500,185	7,833,842	6,922,617	21,666,067	785,122,088	4,187,135	10,862,922	21,666,067	785,368,918	817,897,907	304,375,783

THE NEWKIRK MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

								Cost capitalized subsequent
					Initial Cost to Registrant			to acquisition	As of December 31, 2005
Description	Location		Encumbrances		Land	Land Estates	Building and Improvements	Land/Building and Improvements	Land	Land Estates	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Life
			Mortgage	Contract Right

Retail	Dothan	AL	-	-	-	-	1,622,392	-	-	-	1,622,392	1,622,392	773,953	1/1/2002	40 yrs
Retail	Florence	AL	-	-	-	343,662	3,187,227	-	-	343,662	3,187,227	3,530,889	1,447,866	1/1/2002	27-40 yrs
Retail	Huntsville	AL	-	-	-	-	2,834,566	-	-	-	2,834,566	2,834,566	1,340,660	1/1/2002	38-40 yrs
Retail	Huntsville	AL	-	-	-	-	2,462,532	-	-	-	2,462,532	2,462,532	618,945	1/1/2002	38-40 yrs
Retail	Montgomery	AL	-	-	269,635	-	2,892,846	-	269,635	-	2,892,846	3,162,481	727,102	1/1/2002	38-40 yrs
Retail	Montgomery	AL	-	-	-	-	1,463,512	-	-	-	1,463,512	1,463,512	739,690	1/1/2002	40 yrs
Retail	Tuscaloosa	AL	-	-	-	-	1,238,855	-	-	-	1,238,855	1,238,855	496,982	1/1/2002	40 yrs
Retail	Bisbee	AZ	-	-	-	333,266	2,127,159	-	-	333,266	2,127,159	2,460,425	1,103,695	1/1/2002	27-40 yrs
Retail	Mesa	AZ	-	-	45,834	-	-	-	45,834	-	-	45,834	-	1/1/2002
Retail	Mesa, McKellips	AZ	-	-	12,987	-	92,722	-	12,987	-	92,722	105,709	9,941	4/1/2003	35-40 yrs
Retail	Phoenix	AZ	-	-	47,943	-	-	-	47,943	-	-	47,943	-	1/1/2002
Retail	Springdale	AZ	-	-	-	-	-	3,670	3,670	-	-	3,670	-	1/1/2002
Retail	Tucson	AZ	-	-	-	380,494	2,428,603	-	-	380,494	2,428,603	2,809,097	1,260,102	1/1/2002	27-40 yrs
Retail	Atascadero	CA	-	-	23,708	-	169,278	-	23,708	-	169,278	192,986	18,150	4/1/2003	35-40 yrs
Retail	Beaumont	CA	-	-	22,510	-	160,719	-	22,510	-	160,719	183,229	17,232	1/1/2002	20-40 yrs
Retail	Beaumont	CA	-	-	-	-	-	3,830	3,830	-	-	3,830	-	1/1/2002
Retail	Corona	CA	-	-	-	121,144	1,014,368	-	-	121,144	1,014,368	1,135,512	328,641	1/1/2002	22-40 yrs
Retail	Downey	CA	-	-	327,365	-	2,104,623	-	327,365	-	2,104,623	2,431,988	743,455	1/1/2002	38-40 yrs
Retail	El Toro	CA	-	-	141,727	319,982	285,471	-	141,727	319,982	285,471	747,181	105,450	1/1/2002	20-40 yrs
Retail	Huntington Beach	CA	-	-	421,466	-	2,867,999	-	421,466	-	2,867,999	3,289,465	704,681	1/1/2002	38-40 yrs
Retail	Indio	CA	-	-	-	106,278	889,906	-	-	106,278	889,906	996,184	288,315	1/1/2002	26-40 yrs
Retail	Lancaster	CA	-	-	407,766	-	2,774,789	-	407,766	-	2,774,789	3,182,555	681,779	1/1/2002	38-40 yrs
Retail	Livermore	CA	-	-	138,726	-	2,903,114	41,717	180,443	-	2,903,114	3,083,557	1,179,259	1/1/2002	38-40 yrs
Retail	Lomita	CA	-	-	-	287,131	1,746,371	-	-	287,131	1,746,371	2,033,502	828,567	1/1/2002	25-40 yrs
Retail	Loveland	CA	-	-	18,581	-	-	-	18,581	-	-	18,581	-	1/1/2002
Retail	Mammoth Lake	CA	-	-	-	700,534	4,857,292	-	-	700,534	4,857,292	5,557,826	2,554,411	1/1/2002	27-40 yrs
Retail	Morgan Hill	CA	-	-	83,350	188,181	167,891	-	83,350	188,181	167,891	439,421	62,021	1/1/2002	20-40 yrs
Retail	Pasadena	CA	-	-	18,226	-	-	-	18,226	-	-	18,226	-	1/1/2002
Retail	Paso Robles	CA	-	-	24,308	-	173,557	-	24,308	-	173,557	197,865	18,609	4/1/2003	35-40 yrs
Retail	Pinole	CA	-	-	-	190,365	3,930,655	-	-	190,365	3,930,655	4,121,020	1,893,654	1/1/2002	30-40 yrs
Retail	Pleasanton	CA	-	-	480,348	-	13,118,825	-	480,348	-	13,118,825	13,599,173	6,047,522	1/1/2002	40 yrs
Retail	Redlands	CA	-	-	72,890	164,566	146,822	-	72,890	164,566	146,822	384,278	54,239	4/1/2003	20-40 yrs
Retail	Rialto	CA	-	-	14,673	-	-	-	14,673	-	-	14,673	-	1/1/2002
Retail	San Diego	CA	-	-	-	-	15,656,895	-	-	-	15,656,895	15,656,895	7,270,998	1/1/2002	38-40 yrs
Retail	San Dimas	CA	-	-	15,713	-	-	-	15,713	-	-	15,713	-	1/1/2002
Retail	Santa Monica	CA	-	-	445,955	-	7,050,333	-	445,955	-	7,050,333	7,496,288	2,783,790	1/1/2002	38-40 yrs
Retail	Santa Rosa	CA	-	-	48,484	-	931,273	20,590	69,074	-	931,273	1,000,347	212,775	1/1/2002	38-40 yrs
Retail	Simi Valley	CA	-	-	16,828	-	-	-	16,828	-	-	16,828	-	1/1/2002
Retail	Simi Valley	CA	-	-	-	-	2,778,434	-	-	-	2,778,434	2,778,434	1,041,390	1/1/2002	38-40 yrs

44

THE NEWKIRK MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

								Cost capitalized subsequent
					Initial Cost to Registrant			to acquisition	As of December 31, 2005
Description	Location		Encumbrances		Land	Land Estates	Building and Improvements	Land/Building and Improvements	Land	Land Estates	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Life
			Mortgage	Contract Right

Retail	Tustin	CA	-	-	285,000	-	637,018	-	285,000	-	637,018	922,018	115,112	1/1/2002	35-40yrs
Retail	UnionCity	CA	-	-	93,053	210,089	171,481	-	93,053	210,089	171,481	474,623	53,286	4/1/2003	20-40yrs
Retail	Ventura	CA	-	-	-	-	6,870,815	-	-	-	6,870,815	6,870,815	3,096,538	1/1/2002	20-40yrs
Retail	Yorba Linda	CA	-	-	96,861	218,686	211,064	-	96,861	218,686	211,064	526,611	88,033	4/1/2003	20-40yrs
Retail	Yucca Valley	CA	-	-	17,462	-	-	-	17,462	-	-	17,462	-	1/1/2002
Retail	Aurora	CO	-	-	-	400,072	2,768,776	-	-	400,072	2,768,776	3,168,848	1,456,704	1/1/2002	27-40yrs
Retail	Aurora	CO	-	-	280,239	-	1,548,355	-	280,239	-	1,548,355	1,828,594	621,142	1/1/2002	40yrs
Retail	Aurora	CO	-	-	-	-	1,687,582	-	-	-	1,687,582	1,687,582	475,641	1/1/2002	40yrs
Retail	Aurora	CO	-	-	19,324	-	-	-	19,324	-	-	19,324	-	1/1/2002
Retail	Colorado Springs	CO	-	-	20,139	-	-	-	20,139	-	-	20,139	-	1/1/2002
Retail	Littleton	CO	-	-	226,075	-	1,885,393	-	226,075	-	1,885,393	2,111,468	655,196	1/1/2002	38-40yrs
Retail	Littleton	CO	-	-	361,327	-	2,458,779	-	361,327	-	2,458,779	2,820,106	604,134	1/1/2002	38-40yrs
Retail	Pueblo	CO	-	-	15,588	-	-	-	15,588	-	-	15,588	-	1/1/2002
Retail	Bradenton	FL	-	-	254,761	-	4,088,632	17,827	272,588	-	4,088,632	4,361,220	1,423,889	1/1/2002	38-40yrs
Retail	Cape Coral	FL	-	-	175,559	-	2,125,785	-	175,559	-	2,125,785	2,301,344	853,596	1/1/2002	38-40yrs
Retail	Casselberry	FL	-	-	411,929	-	3,953,110	-	411,929	-	3,953,110	4,365,039	1,396,430	1/1/2002	38-40yrs
Retail	Gainsville	FL	-	-	198,458	-	2,325,274	-	198,458	-	2,325,274	2,523,732	933,698	1/1/2002	38-40yrs
Retail	Homestead	FL	-	-	19,681	-	-	-	19,681	-	-	19,681	-	1/1/2002
Retail	Largo	FL	-	-	278,519	-	2,034,476	-	278,519	-	2,034,476	2,312,995	816,154	1/1/2002	40yrs
Retail	Largo,66th	FL	-	-	155,800	-	2,008,829	-	155,800	-	2,008,829	2,164,629	806,632	1/1/2002	38-40yrs
Retail	Largo, Keene	FL	-	-	234,080	-	2,508,802	-	234,080	-	2,508,802	2,742,882	1,007,393	1/1/2002	38-40yrs
Retail	Orlando	FL	-	-	15,410	-	-	-	15,410	-	-	15,410	-	1/1/2002
Retail	Orlando	FL	-	-	-	-	2,661,472	-	-	-	2,661,472	2,661,472	1,258,792	1/1/2002	38-40yrs
Retail	Pinellas Park	FL	-	-	288,344	-	3,158,143	-	288,344	-	3,158,143	3,446,487	848,544	1/1/2002	38-40yrs
Retail	Port Richey	FL	20,698	-	-	-	1,570,170	-	-	-	1,570,170	1,570,170	545,652	1/1/2002	38-40yrs
Retail	Tallahassee	FL	-	-	-	-	1,729,065	-	-	-	1,729,065	1,729,065	775,308	1/1/2002	40yrs
Retail	Venice	FL	-	-	99,324	-	3,127,888	41,717	141,041	-	3,127,888	3,268,929	1,270,563	1/1/2002	38-40yrs
Retail	Atlanta (Dunwoody)	GA	-	-	-	120,697	813,389	-	-	120,697	813,389	934,086	382,417	1/1/2002	25-35yrs
Retail	Atlanta (Exec Park)	GA	-	-	-	153,014	1,031,179	-	-	153,014	1,031,179	1,184,193	484,811	1/1/2002	25-35yrs
Retail	Atlanta (Ponce de Leon)	GA	-	-	-	107,249	722,764	-	-	107,249	722,764	830,013	339,809	1/1/2002	25-35yrs
Retail	Cumming	GA	-	-	-	270,916	1,825,733	-	-	270,916	1,825,733	2,096,648	858,372	1/1/2002	25-35yrs
Retail	Duluth	GA	-	-	-	182,098	1,227,177	-	-	182,098	1,227,177	1,409,275	576,960	1/1/2002	25-35yrs
Retail	Forest Park(Clayton)	GA	-	-	-	272,514	1,836,502	-	-	272,514	1,836,502	2,109,016	863,436	1/1/2002	25-35yrs
Retail	Jonesboro	GA	-	-	-	105,469	710,765	-	-	105,469	710,765	816,233	334,168	1/1/2002	25-35yrs
Retail	Stone Mountain	GA	-	-	-	129,849	875,068	-	-	129,849	875,068	1,004,918	411,415	1/1/2002	25-35yrs
Retail	Boise	ID	-	-	203,572	-	3,267,112	17,827	221,399	-	3,267,112	3,488,511	1,137,790	1/1/2002	38-40yrs
Retail	Boise	ID	-	-	89,102	-	2,016,194	-	89,102	-	2,016,194	2,105,296	755,694	1/1/2002	38-40yrs
Retail	Freeport	IL	-	-	148,591	-	1,999,052	-	148,591	-	1,999,052	2,147,643	803,887	1/1/2002	38-40yrs
Retail	Carmel	IN	-	-	28,752	-	2,326,954	23,279	52,031	-	2,326,954	2,378,985	1,059,820	1/1/2002	20-40yrs

THE NEWKIRK MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

								Cost capitalized subsequent
					Initial Cost to Registrant			to acquisition	As of December 31, 2005
						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life
			Mortgage	Contract Right

Retail	Lawrence	IN	-	-	30,606	-	2,877,258	23,279	53,885	-	2,877,258	2,931,143	1,310,460	1/1/2002	20-40yrs
Retail	Louisville	KY	-	-	-	690,033	3,996,527	-	-	690,033	3,996,527	4,686,560	2,140,612	1/1/2002	27-40yrs
Retail	Baton Rouge	LA	-	-	232,849	-	3,151,852	-	232,849	-	3,151,852	3,384,701	792,202	1/1/2002	38-40yrs
Retail	Minden	LA	-	-	342,304	76,762	1,961,545	-	342,304	76,762	1,961,545	2,380,611	550,390	1/1/2002	27-40yrs
Retail	Arnold	MO	-	-	-	-	-	4,817	4,817	-	-	4,817	-	1/1/2002
Retail	Independence	MO	-	-	15,561	-	-	-	15,561	-	-	15,561	-	1/1/2002
Retail	Lee's Summit	MO	-	-	-	-	-	3,886	3,886	-	-	3,886	-	1/1/2002
Retail	St Louis	MO	-	-	18,418	-	-	-	18,418	-	-	18,418	-	1/1/2002
Retail	Billings	MT	-	-	-	-	2,805,618	-	-	-	2,805,618	2,805,618	1,136,819	1/1/2002	38-40yrs
Retail	Bozeman	MT	-	-	-	-	905,925	-	-	-	905,925	905,925	432,166	1/1/2002	40yrs
Retail	Charlotte	NC	-	-	20,819	-	898,638	15,259	36,078	-	898,638	934,716	260,990	1/1/2002	38-40yrs
Retail	Concord	NC	-	-	41,180	-	1,777,516	15,259	56,439	-	1,777,516	1,833,955	516,241	1/1/2002	38-40yrs
Retail	Jacksonville	NC	-	-	64,422	-	729,731	-	64,422	-	729,731	794,153	199,615	1/1/2002	38-40yrs
Retail	Jefferson	NC	-	-	-	-	635,971	-	-	-	635,971	635,971	173,968	1/1/2002	38-40yrs
Retail	Lexinton	NC	-	-	106,703	-	1,208,617	-	106,703	-	1,208,617	1,315,320	330,613	1/1/2002	38-40yrs
Retail	Thomasville	NC	-	-	23,546	-	1,016,388	15,259	38,805	-	1,016,388	1,055,193	295,188	1/1/2002	38-40yrs
Retail	Omaha	NE	-	-	257,839	-	4,414,646	-	257,839	-	4,414,646	4,672,485	1,559,467	1/1/2002	38-40yrs
Retail	Omaha	NE	-	-	548,061	-	2,989,091	-	548,061	-	2,989,091	3,537,152	1,437,724	1/1/2002	38-40yrs
Retail	Omaha	NE	-	-	242,848	-	3,112,179	-	242,848	-	3,112,179	3,355,027	782,231	1/1/2002	38-40yrs
Retail	Garwood	NJ	401,779	-	-	-	3,802,120	607,569	607,569	-	3,802,120	4,409,689	1,152,565	1/1/2002	38-40yrs
Retail	Albuquerque	NM	-	-	16,692	-	-	-	16,692	-	-	16,692	-	1/1/2002	27-40yrs
Retail	Albuquerque	NM	-	-	15,482	-	-	-	15,482	-	-	15,482	-	1/1/2002
Retail	Albuquerque	NM	-	-	261,712	97,050	2,480,017	-	261,712	97,050	2,480,017	2,838,779	695,867	1/1/2002
Retail	Farmington	NM	-	-	11,655	-	83,212	-	11,655	-	83,212	94,867	8,922	4/1/2003	35-40yrs
Retail	LasCruces	NM	-	-	153,368	-	2,461,387	17,827	171,195	-	2,461,387	2,632,582	857,191	1/1/2002	38-40yrs
Retail	Las Vegas	NV	-	-	-	-	2,516,348	-	-	-	2,516,348	2,516,348	605,888	1/1/2002	38-40yrs
Retail	Las Vegas	NV	-	-	19,977	-	-	-	19,977	-	-	19,977	-	1/1/2002
Retail	Las Vegas	NV	-	-	-	-	3,103,405	-	-	-	3,103,405	3,103,405	1,163,194	1/1/2002	38-40yrs
Retail	Las Vegas	NV	-	-	313,727	-	1,629,725	-	313,727	-	1,629,725	1,943,452	649,585	1/1/2002	40yrs
Retail	Las Vegas, Bonan	NV	-	-	18,315	-	130,761	-	18,315	-	130,761	149,076	14,020	4/1/2003	35-40yrs
Retail	Reno	NV	-	-	-	-	1,760,215	-	-	-	1,760,215	1,760,215	549,854	1/1/2002	38-40yrs
Retail	Portchester	NY	-	-	-	-	7,308,836	-	-	-	7,308,836	7,308,836	2,801,468	1/1/2002	38-40yrs
Retail	Cincinatti	OH	-	-	-	-	2,446,610	-	-	-	2,446,610	2,446,610	952,617	1/1/2002	38-40yrs
Retail	Columbus	OH	-	-	-	608,625	3,531,942	-	-	608,625	3,531,942	4,140,567	1,890,760	1/1/2002	27-40yrs
Retail	Franklin	OH	-	-	13,859	-	1,685,071	23,279	37,138	-	1,685,071	1,722,209	767,471	1/1/2002	38-40yrs
Retail	Lawton	OK	-	-	-	353,712	2,257,661	-	-	353,712	2,257,661	2,611,373	1,171,407	1/1/2002	27-40yrs
Retail	Ponca City	OK	-	-	47,435	-	-	-	47,435	-	-	47,435	-	1/1/2002
Retail	Stillwater	OK	-	-	15,239	-	-	-	15,239	-	-	15,239	-	1/1/2002
Retail	Beaverton	OR	-	-	416,452	-	2,833,900	-	416,452	-	2,833,900	3,250,352	696,303	1/1/2002	38-40yrs

THE NEWKIRK MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

								Cost capitalized subsequent
					Initial Cost to Registrant			to acquisition	As of December 31, 2005
						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life
			Mortgage	Contract Right

Retail	Grants Pass	OR	-	-	-	320,017	2,042,594	-	-	320,017	2,042,594	2,362,611	1,059,818	1/1/2002	27-40yrs
Retail	Portland	OR	-	-	555,800	-	2,156,029	-	555,800	-	2,156,029	2,711,829	1,019,734	1/1/2002	38-40yrs
Retail	Salem	OR	-	-	308,707	-	2,100,707	-	308,707	-	2,100,707	2,409,414	516,154	1/1/2002	38-40yrs
Retail	Doylestown	PA	-	-	97,314	-	819,192	108	97,422	-	819,192	916,614	235,348	1/1/2002	20-40yrs
Retail	Lansdale	PA	-	-	102,921	-	866,323	108	103,029	-	866,323	969,352	248,886	1/1/2002	20-40yrs
Retail	Lima	PA	-	-	112,018	-	942,899	108	112,126	-	942,899	1,055,025	270,887	1/1/2002	20-40yrs
Retail	Philadelphia	PA	-	-	628,239	-	3,796,186	-	628,239	-	3,796,186	4,424,425	1,226,055	1/1/2002	40yrs
Retail	Philadelphia, 52nd	PA	-	-	123,228	-	1,037,260	108	123,336	-	1,037,260	1,160,596	297,996	1/1/2002	20-40yrs
Retail	Philadelphia, Broad	PA	-	-	130,924	-	1,102,037	108	131,032	-	1,102,037	1,233,069	316,607	1/1/2002	20-40yrs
Retail	Philadelphia, Bustle	PA	-	-	97,321	-	819,192	108	97,429	-	819,192	916,621	235,348	1/1/2002	20-40yrs
Retail	Philadelphia, Cottman	PA	-	-	138,628	-	1,166,885	108	138,736	-	1,166,885	1,305,621	335,236	1/1/2002	20-40yrs
Retail	Philadelphia, Frankford	PA	-	-	108,177	-	907,541	108	108,285	-	907,541	1,015,826	260,729	1/1/2002	20-40yrs
Retail	Philadelphia, Lehigh	PA	-	-	98,019	-	825,061	108	98,127	-	825,061	923,188	237,034	1/1/2002	20-40yrs
Retail	Philadelphia, N 5th	PA	-	-	29,405	-	247,488	104	29,509	-	247,488	276,997	71,101	1/1/2002	20-40yrs
Retail	Philadelphia, N Broad	PA	-	-	91,722	-	772,059	108	91,830	-	772,059	863,889	221,806	1/1/2002	20-40yrs
Retail	Richboro	PA	-	-	90,320	-	760,258	108	90,428	-	760,258	850,686	218,416	1/1/2002	20-40yrs
Retail	Wayne	PA	-	-	131,983	-	1,113,823	108	132,091	-	1,113,823	1,245,914	319,992	1/1/2002	20-40yrs
Retail	Moncks Corner	SC	-	-	-	-	539,472	-	-	-	539,472	539,472	147,571	1/1/2002	38-40yrs
Retail	Chattanooga	TN	-	-	-	369,150	3,423,619	-	-	369,150	3,423,619	3,792,769	1,555,251	1/1/2002	27-40yrs
Retail	Paris	TN	-	-	-	244,304	2,265,754	-	-	244,304	2,265,754	2,510,058	1,029,267	1/1/2002	27-40yrs
Retail	Austin	TX	-	-	47,127	-	-	-	47,127	-	-	47,127	-	1/1/2002
Retail	Baytown	TX	-	-	17,888	-	-	-	17,888	-	-	17,888	-	1/1/2002
Retail	Bear Creek	TX	-	-	17,859	-	-	-	17,859	-	-	17,859	-	1/1/2002
Retail	Carrolton	TX	-	-	-	369,067	2,878,867	-	-	369,067	2,878,867	3,247,934	1,262,132	1/1/2002	25-40yrs
Retail	Dallas	TX	-	-	-	-	3,639,198	-	-	-	3,639,198	3,639,198	1,416,966	1/1/2002	38-40yrs
Retail	Dallas, Jefferson	TX	-	-	-	-	-	-	-	-	-	-	-	4/1/2003	35-40yrs
Retail	El Paso	TX	-	-	14,599	-	-	-	14,599	-	-	14,599	-	1/1/2002
Retail	El Paso	TX	-	-	18,500	-	-	-	18,500	-	-	18,500	-	1/1/2002
Retail	El Paso, Alameda	TX	-	-	15,118	-	107,939	-	15,118	-	107,939	123,057	11,574	4/1/2003	35-40yrs
Retail	El Paso, Dyer	TX	-	-	13,320	-	95,100	-	13,320	-	95,100	108,420	10,197	4/1/2003	35-40yrs
Retail	Fort Worth	TX	-	-	-	532,340	3,692,266	-	-	532,340	3,692,266	4,224,606	1,941,590	1/1/2002	27-40yrs
Retail	Garland	TX	-	-	-	130,505	3,334,967	-	-	130,505	3,334,967	3,465,472	935,756	1/1/2002	29-40yrs
Retail	Granbury	TX	-	-	-	85,040	2,173,176	-	-	85,040	2,173,176	2,258,216	609,769	1/1/2002	29-40yrs
Retail	Grand Prairie	TX	-	-	-	462,315	2,950,860	-	-	462,315	2,950,860	3,413,175	1,531,078	1/1/2002	27-40yrs
Retail	Greenville	TX	-	-	-	-	1,431,281	-	-	-	1,431,281	1,431,281	1,066,380	1/1/2002	40yrs
Retail	Hillsboro	TX	-	-	-	71,841	1,835,821	-	-	71,841	1,835,821	1,907,662	515,112	1/1/2002	29-40yrs
Retail	Houston	TX	-	-	-	639,638	3,705,420	-	-	639,638	3,705,420	4,345,058	1,984,577	1/1/2002	27-40yrs
Retail	Lubbock	TX	-	-	-	-	1,509,270	-	-	-	1,509,270	1,509,270	676,752	1/1/2002	40yrs
Retail	Lubbock, 82nd	TX	-	-	16,050	-	114,594	-	16,050	-	114,594	130,644	12,286	4/1/2003	35-40yrs

THE NEWKIRK MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

								Cost capitalized subsequent
					Initial Cost to Registrant			to acquisition	As of December 31, 2005
						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life
			Mortgage	Contract Right

Retail	Midland	TX	-	-	480,935	-	3,272,686	-	480,935	-	3,272,686	3,753,621	804,115	1/1/2002	38-40yrs
Retail	Texarkana	TX	-	-	89,805	-	1,719,229	20,590	110,395	-	1,719,229	1,829,624	392,806	1/1/2002	38-40yrs
Retail	Bountiful	UT	-	-	-	-	3,363,558	-	-	-	3,363,558	3,363,558	1,638,175	1/1/2002	40yrs
Retail	Sandy	UT	-	-	-	-	1,585,726	-	-	-	1,585,726	1,585,726	446,933	1/1/2002	38-40yrs
Retail	Herndon	VA	-	-	17,741	-	-	-	17,741	-	-	17,741	-	1/1/2002
Retail	Staunton	VA	-	-	127,681	-	1,445,996	-	127,681	-	1,445,996	1,573,677	395,547	1/1/2002	38-40yrs
Retail	Bothell	WA	-	-	-	-	1,136,801	-	-	-	1,136,801	1,136,801	574,564	1/1/2002	40yrs
Retail	Edmonds	WA	-	-	-	-	1,305,028	-	-	-	1,305,028	1,305,028	585,171	1/1/2002	40yrs
Retail	Everett	WA	-	-	210,463	-	3,377,704	17,827	228,290	-	3,377,704	3,605,994	1,176,305	1/1/2002	38-40yrs
Retail	Federal Way	WA	-	-	210,776	-	2,372,178	-	210,776	-	2,372,178	2,582,954	741,018	1/1/2002	38-40yrs
Retail	Graham	WA	-	-	-	437,273	2,790,997	-	-	437,273	2,790,997	3,228,270	1,448,134	1/1/2002	27-40yrs
Retail	Kent	WA	-	-	415,452	-	2,827,087	-	415,452	-	2,827,087	3,242,539	694,629	1/1/2002	27-40yrs
Retail	Milton	WA	-	-	-	493,533	3,150,107	-	-	493,533	3,150,107	3,643,640	1,634,461	1/1/2002	27-40yrs
Retail	Port Orchard	WA	-	-	-	-	865,542	-	-	-	865,542	865,542	437,464	1/1/2002	40yrs
Retail	Puyallup	WA	-	-	15,117	-	-	-	15,117	-	-	15,117	-	1/1/2002
Retail	Redmond	WA	-	-	-	490,535	3,130,971	-	-	490,535	3,130,971	3,621,506	1,624,531	1/1/2002	27-40yrs
Retail	Spokane	WA	-	-	-	376,686	2,404,286	-	-	376,686	2,404,286	2,780,972	1,247,486	1/1/2002	27-40yrs
Retail	Spokane	WA	-	-	355,128	-	2,556,552	-	355,128	-	2,556,552	2,911,680	1,292,136	1/1/2002	40yrs
Retail	Woodinville	WA	-	-	-	-	1,366,924	-	-	-	1,366,924	1,366,924	385,264	1/1/2002	38-40yrs
Retail	Cheyenne	WY	-	-	50,959	-	984,564	20,590	71,549	-	984,564	1,056,113	224,951	1/1/2002	38-40yrs
Retail	Evanston	WY	-	-	92,033	-	302,773	2,995	92,033	-	305,768	397,801	10,089	1/1/2002	20-40yrs
Retail	Evanston - Cons	WY	-	-	202,167	-	1,347,327	5,832	202,167	-	1,353,159	1,555,326	1,353,158	1/1/2002	20-40yrs

			422,477	-	15,638,485	12,154,680	319,253,715	966,125	16,595,783	12,154,680	319,262,541	348,013,005	127,265,031

Industrial	Long Beach	CA	14,201,313.09	3,294,147	-	6,375,557	30,034,817	-	-	6,375,557	30,034,817	36,410,374	15,508,061	1/1/2002	27-40yrs
Industrial	Palo Alto	CA	-	-	-	-	26,958,220	-	-	-	26,958,220	26,958,220	10,222,805	1/1/2002	40yrs
Industrial	Orlando	FL	-	-	-	-	9,128,285	-	-	-	9,128,285	9,128,285	3,981,014	1/1/2002	38-40yrs
Industrial	Owensboro	KY	10,689,325	-	-	-	15,716,110	-	-	-	15,716,110	15,716,110	1,884,909	1/1/2003	20-40yrs
Industrial	North Berwick	ME	-	-	274,873	-	22,304,939	-	274,873	-	22,304,939	22,579,812	10,743,034	1/1/2002	38-40yrs
Industrial	Saugerties	NY	-	-	32,120	-	676,932	-	32,120	-	676,932	709,052	79,425	1/1/2002	15-40yrs
Industrial	N Myrtle Beach	SC	-	-	-	-	1,577,826	-	-	-	1,577,826	1,577,826	458,246	1/1/2002	38-40yrs
Industrial	Franklin	TN	-	-	-	-	8,805,302	-	-	-	8,805,302	8,805,302	3,072,837	1/1/2002	38-40yrs
Industrial	Memphis	TN	-	-	-	-	19,233,942	-	-	-	19,233,942	19,233,942	9,317,126	1/1/2002	30-40yrs
Industrial	Lewisville	TX	-	-	1,952,216	-	15,502,972	30,240	1,982,456	-	15,502,972	17,485,428	6,618,610	1/1/2002	38-40yrs
Industrial	Windsor	WI	-	-	-	-	13,985,024	-	-	-	13,985,024	13,985,024	5,782,884	1/1/2002	38-40yrs

			24,890,638	3,294,147	2,259,209	6,375,557	163,924,369	30,240	2,289,449	6,375,557	163,924,369	172,589,375	67,668,952

THE NEWKIRK MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

								Cost capitalized subsequent
					Initial Cost to Registrant			to acquisition	As of December 31, 2005
Description	Location		Encumbrances		Land	Land Estates	Building and Improvements	Land/Building and Improvements	Land	Land Estates	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Life
			Mortgage	Contract Right

Other	Jonesboro	AR	-	-	17,184	-	-	-	17,184	-	-	17,184	-	1/1/2002
Other	Sun City	AZ	-	-	53,755	-	1,698,893	20,833	74,588	-	1,698,893	1,773,481	472,037	1/1/2002	38-40 yrs
Other	El Segundo	CA	63,381,614	-	-	3,801,120	100,873,472	1,428,379	1,428,379	3,801,120	100,873,472	106,102,971	41,590,603	1/1/2002	26-40 yrs
Other	Irvine	CA	-	-	-	-	-	1,000,000	1,000,000	-	-	1,000,000	-	1/1/2003
Other	Ft Collins	CO	-	-	62,458	-	1,973,910	20,833	83,291	-	1,973,910	2,057,201	548,450	1/1/2002	38-40 yrs
Other	Carlsbad	NM	-	-	49,519	-	1,565,013	20,833	70,352	-	1,565,013	1,635,365	434,838	1/1/2002	38-40 yrs
Other	Corpus Christi	TX	-	-	60,849	-	1,923,062	20,833	81,682	-	1,923,062	2,004,744	534,322	1/1/2002	38-40 yrs
Other	El Paso	TX	-	-	40,030	-	1,265,089	20,834	60,864	-	1,265,089	1,325,953	351,504	1/1/2002	38-40 yrs
Other	McAllen	TX	-	-	36,024	-	1,138,486	20,834	56,858	-	1,138,486	1,195,344	316,328	1/1/2002	38-40 yrs
Other	Round Rock	TX	-	-	16,164	-	-	-	16,164	-	-	16,164	-	1/1/2002
Other	Victoria	TX	-	-	59,110	-	1,894,777	20,833	79,943	-	1,894,777	1,974,720	526,824	1/1/2002	38-40 yrs

			63,381,614	-	395,093	3,801,120	112,332,702	2,574,212	2,969,305	3,801,120	112,332,702	119,103,127	44,774,907

			166,194,914	11,127,989	25,215,404	43,997,425	1,380,632,874	7,757,712	32,717,459	43,997,425	1,380,888,530	1,457,603,415	544,084,673

Total from Continuing Operations			166,194,914	11,127,989	25,215,404	43,997,425	1,380,632,874	7,757,712	32,717,459	43,997,425	1,380,888,530	1,457,603,415	544,084,673

Discontinued Operations:

Retail	Rock Falls	IL	-	-	153,797	-	1,502,332	-	153,797	-	1,502,332	1,656,129	808,904	1/1/2002	38-40 yrs
Office	Toledo	OH	39,697,285	-	-	-	84,551,251	-	-	-	84,551,251	84,551,251	43,713,583	1/1/2002	38-40 yrs

			39,697,285	-	153,797	-	86,053,583	-	153,797	-	86,053,583	86,207,380	44,522,487

Total from Discontinued Operations			39,697,285	-	153,797	-	86,053,583	-	153,797	-	86,053,583	86,207,380	44,522,487

	TOTALS		$205,892,199	$11,127,989	$25,369,201	$43,997,425	$1,466,686,457	$7,757,712	$32,871,256	$43,997,425	$1,466,942,113	$1,543,810,795	$588,607,160

	THE NEWKIRK MASTER LIMITED PARTNERSHIP

	SCHEDULE III
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	(amounts in thousands)

The following is a reconciliation of real estate assets and accumulated depreciation:

		Year ended	Year ended	Year ended
		December 31,	December 31,	December 31,
		2005	2004	2003
Real Estate
	Balance at beginning of year	$1,578,182	$1,655,430	$1,716,568
	Additions during the year:
	Land and land estates	30	2,557	5,611
	Buildings and improvements	256	4,538	45,077
		1,578,468	1,662,525	1,767,256
Less:	Reclassification to discontinued operations
	and disposition of assets	120,865	84,343	111,826
	Balance at end of year	$1,457,603	$1,578,182	$1,655,430

Accumulated Depreciation
	Balance at beginning of year	$545,385	$526,193	$512,678
	Additions charged to operating expenses	49,156	39,231	42,983
		594,541	565,424	555,661
	Less: Reclassification to discontinued operations
	and disposition of assets	50,456	20,039	29,468
	Balance at end of year	$544,085	$545,385	$526,193